Exhibit 10.1

OFFICE LEASE

TABLE OF CONTENTS

ARTICLE		PAGE
1	DEFINITIONS.	1
2	TERM.	6
3	WORK AGREEMENT; DELIVERY OF PREMISES.	7
4	RENT.	8
5	ADDITIONAL RENT.	10
6	USE.	12
7	CARE OF PREMISES.	13
8	ALTERATIONS BY TENANT.	13
9	EQUIPMENT.	15
10	OWNERSHIP AND REMOVAL OF PROPERTY.	17
11	LANDLORD'S ACCESS TO PREMISES.	18
12	SERVICES AND UTILITIES.	19
13	RULES AND REGULATIONS.	21
14	REPAIR OF DAMAGE CAUSED BY TENANT: INDEMNIFICATION.	21
15	LIMITATION ON LANDLORD LIABILITY.	22
16	FIRE AND OTHER CASUALTY.	22
17	INSURANCE.	24
18	CONDEMNATION.	27
19	DEFAULT.	27
20	NO WAIVER.	32
21	HOLDING OVER.	32
22	SUBORDINATION.	32
23	ASSIGNMENT AND SUBLETTING.	33
24	TRANSFER BY LANDLORD.	37
25	INABILITY TO PERFORM.	37
26	ESTOPPEL CERTIFICATES.	37
27	COVENANT OF QUIET ENJOYMENT.	37
28	WAIVER OF JURY TRIAL.	38
29	BROKERS.	38
30	CERTAIN RIGHTS RESERVED BY LANDLORD.	38
31	NOTICES.	39
32	MISCELLANEOUS PROVISIONS.	40
A.	Benefit and Burden	40
B.	Governing Law	40
C.	No Partnership	40
D.	Delegation by Landlord	40
E.	Tenant Responsibility for Agents	40
F.	Invalidity of Particular Provisions	40
G.	Counterparts	40
H.	Entire Agreement	40
I.	Amendments	40
J.	Mortgagee's Performance	40
K.	Limitation on Interest	41
L.	Remedies Cumulative	41
M.	Annual Financial Statements	41
N.	Construction of Lease	41
O.	Time of the Essence	41
P.	Effect of Deletion of Language	41
Q.	Authority	41
R.	Qualified Leases	41
S.	Prohibited Persons and Transactions	42
T.	Confidentiality	42
33	LENDER APPROVAL.	42
34	PARKING.	42
35	SECURITY DEPOSIT.	44
36	HAZARDOUS MATERIALS.	45
37	[INTENTIONALLY OMITTED.]	47
38	NO RECORDATION.	47
39	SIGNS.	48
40	SURRENDER.	48
41	OPTION TO EXTEND.	49
42	ROOF RIGHTS; RISER SPACE.	51

SIGNATURES		56

Exhibit A	-	Premises Plan
Exhibit B	-	Declaration of Acceptance
Exhibit C	-	Work Agreement
Exhibit D	-	Building/Project Rules and Regulations
Exhibit E	-	Cleaning Specifications
Exhibit F	-	Location of Tenant’s Exterior Signage
Exhibit G	-	Work Rules and Regulations

OFFICE LEASE

THIS OFFICE LEASE (the "Lease") is made and entered into this              day of                                , 2019 (the “Effective Date”), by and between IPX MEDICAL CENTER DRIVE INVESTORS, LLC, a Delaware limited liability company ("Landlord") and CELLULAR BIOMEDICINE GROUP, INC., a Delaware corporation ("Tenant").

In consideration of the Rent hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

1. DEFINITIONS.

Lease Specific

A. Building: A building containing approximately One Hundred Fifteen Thousand Six Hundred Ninety-One (115,691) square feet of total rentable area as of the date hereof and located at 9605 Medical Center Drive, Rockville, Maryland. Except as otherwise expressly provided in this Lease, the term “Building” shall include all portions of said building, including, but not limited to, the Premises, the Common Areas and the Parking Lot.

B. Premises: an agreed upon Twenty-Two Thousand Four Hundred Seventy-Seven (22,477) square feet of rentable area known as Suite 100 located on the first (1st) floor of the Building, as more particularly designated on Exhibit A. The rentable area in the Building and in the Premises has been determined by Landlord's architect in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996 and agreed upon by Tenant.

C. [Intentionally Omitted.]

D. Term: Approximately one hundred twenty-nine (129) months, as more particularly defined in Section 2.A. hereof.

E. Anticipated Delivery Date: August 1, 2019. The actual Delivery Date shall be the date defined as such in Article 3 hereof and the Lease Commencement Date shall be the date defined as such in Section 2.A. hereof.

F. Base Rent: Seven Hundred Sixty-Four Thousand Two Hundred Eighteen and 00/100 Dollars ($764,218.00) for the first Lease Year, divided into twelve (12) equal monthly installments of Sixty-Three Thousand Six Hundred Eighty-Four and 83/100 Dollars ($63,684.83) each for the first Lease Year, and thereafter as increased by the Base Rent Annual Escalation Percentage, as set forth in Section 4.A hereof.

G. Base Rent Annual Escalation Percentage: two and one-half percent (2.5%).

H. [Intentionally omitted].

I. [Intentionally omitted].

J. Security Deposit: Two Hundred Fifty-Four Thousand Seven Hundred Thirty-Nine and 32/100 Dollars ($254,739.32).

K. Brokers: Cushman & Wakefield of Maryland, Inc., as agent for Landlord, and Scheer Partners, Inc., as agent for Tenant.

L. Tenant Notice Address: 209 Perry Parkway, Suite 13, Gaithersburg, Maryland 20877, until Tenant has commenced beneficial use of the Premises, and at the Premises, after Tenant has commenced beneficial use of the Premises with copies at all times to: Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, Attention: Barry Grossman, Esq.

M. Landlord Notice Address: IPX Medical Center Drive Investors, LLC, c/o BPG Management Company, L.P., 301 Oxford Valley Road, Suite 1203A, Yardley, Pennsylvania 19067, Attention: Property Manager, with copies to: Greenstein DeLorme & Luchs, P.C., 1620 L Street, N.W., Suite 900, Washington, D.C. 20036, Attention: Jared S. Greenstein, Esq.

N. Landlord Payment Address: IPX Medical Center Drive Investors, LLC and delivered to IPX Medical Center Drive Investors LLC at c/o BPG Management Company, L.P., 301 Oxford Valley Road, Suite 1203A, Yardley, Pennsylvania 19067, Attention: Accounts Receivable; provided, however, that at Landlord’s sole option, following at least thirty (30) days written notice to Tenant, Tenant shall thereafter make all payments due and payable to Landlord under this Lease by means of electronic transfers of funds from Tenant’s financial institution to Landlord’s designated financial institution.

O. Building Hours: 8:00 a.m. to 6:00 p.m. on Monday through Friday (excluding Holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays), and such other hours, if any, as Landlord from time to time determines.

P. Guarantor(s): None.

Q. Parking Spaces: Seventy-Eight (78).

General

R. Alterations: Any improvements, alterations, fixed decorations or modifications, structural or otherwise, to the Premises, the Building or the Land, as defined below, including but not limited to the installation or modification of carpeting, partitions, counters, doors, air conditioning ducts, plumbing, piping, lighting fixtures, wiring, hardware, locks, ceilings and window and wall coverings.

S. Common Areas: Those areas of the Building and/or Land, as the case may be, made available by Landlord now or in the future for use by Tenant in common with Landlord, other tenants of the Building and the employees, agents and invitees of Landlord and of such other tenants.

T. Default Rate: That rate of interest which is five (5) percentage points above the annual rate of interest which is publicly announced by Bank of America or its successor entity, if applicable ("Bank of America"), from time to time as its "prime" rate of interest, irrespective of whether such rate is the lowest rate of interest charged by Bank of America to commercial borrowers. In the event that Bank of America ceases to announce such a prime rate of interest, Landlord, in Landlord's reasonable discretion, shall designate the prime rate of interest by another bank located in the Washington, D.C. metropolitan area, which shall be the prime rate of interest used to calculate the default rate.

U. Ground Leases: All ground and other underlying leases from which Landlord's title to the Land and/or the Building is or may in the future be derived. "Ground Lessors" shall denote those persons and entities holding such ground or underlying leases.

V. Holidays: New Year's Day, Presidents' Day, Martin Luther King, Jr.'s Birthday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other holidays designated by an executive order of the President of the United States or by Act of Congress; provided, however, that Landlord retains the right, in its sole discretion, to increase or to decrease the legal holidays which it observes.

W. Land: The real estate that supports the Building, and all associated easements.

X. Tenant's Work: All work to be performed by Landlord or Tenant, as applicable, under the Work Agreement, including Additional Tenant Work (as defined in Exhibit C).

Y. Lease Commencement Date: The date this Lease commences, as determined pursuant to Section 2.A. below.

Z. Lease Year: That period of twelve (12) consecutive calendar months that commences on the Lease Commencement Date, and each consecutive twelve (12) month period thereafter; provided, however, that (i) if the Lease Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month following the month in which the first anniversary of the Lease Commencement Date occurs, and (ii) the eleventh (11th) Lease Year is for a period of nine (9) months. The earliest such twelve (12) month period shall be referred to as the "first Lease Year," and each of the following Lease Years shall similarly be numbered for identification purposes.

AA. Mortgages: All mortgages, deeds of trust and similar security instruments which may now or in the future encumber or otherwise affect the Building or the Land, including mortgages related to both construction and permanent financing. "Mortgagees" shall denote those persons and entities holding such mortgages, deeds of trust and similar security instruments.

BB. Operating Expenses: All actual costs and expenses incurred by Landlord during any calendar year in managing, operating and maintaining the Building and the Land (as well), as determined by Landlord in accordance with an accounting system established and regularly applied by Landlord. Such costs and expenses shall include, but not be limited to, the cost of water, gas (only for the Common Areas), sanitary sewer, storm sewer, electricity (only for the Common Areas), and other utilities, trash removal, telephone services, insurance, janitorial and char services (only for the Common Areas), and supplies, security services, labor costs (including social security taxes and contributions and fringe benefits), charges under maintenance and service contracts (including, but not limited to, chillers, boilers, elevators, window and security services), central heating and air conditioning, management fees, business taxes, license fees, public space and vault rentals and charges, costs, charges and other assessments made by or for any entity operating a business improvement district in which the Building is located, condominium fees, assessments, dues, expenses, and other charges which are paid by Landlord as a result of the Building, the Land or part or all of both being part of a condominium, and the cost of any equipment or services provided by Landlord in connection with the servicing, operation, maintenance, repair and protection of the Building and the Land and related exterior appurtenances (whether or not provided on the Lease Commencement Date). Operating Expenses shall include the cost of capital improvements made by Landlord to manage, operate or maintain the Building, together with any financing charges incurred in connection therewith, provided that such costs shall be amortized over the useful life of the improvements and only the portion attributable to the calendar year shall be included in Operating Expenses for the calendar year; further provided, that capital expenditures shall be limited to (a) improvements or building elements added to the Building which in Landlord’s reasonable judgment will increase the efficiency of the Building (i.e., are reasonably anticipated by Landlord to reduce Operating Expenses as they relate to the item which is the subject of the capital expenditure or to reduce the rate of increase in the Operating Expense which relates to the item which is the subject of the capital expenditure from what it otherwise may have been reasonably anticipated to be in the absence of such capital expenditure), and (b) improvements or replacements which are required to comply with the requirements of any laws, regulations, or insurance or utility company requirements, except with respect to conditions existing in violation thereof on the Lease Commencement Date. Operating Expenses shall not include: (i) Real Estate Tax Expenses; (ii) payments of principal and interest on any Mortgages; (iii) leasing commissions; (iv) costs of preparing, improving or altering any space in preparation for occupancy of any new or renewal tenant; (v) capital expenditures, except as specified above; (vi) costs of electricity supplied to the individual premises of tenants of the Building and the costs of special services and utilities separately paid by particular tenants of the Building; (vii) costs which are reimbursed to Landlord by insurers or by governmental authorities in eminent domain proceedings; (viii) advertising for space in the Building; (ix) costs of any equipment , services or utilities which are provided solely to one or more retail tenants of the Building, (x) ground rent or other rental payments made under any ground lease or underlying lease except to the extent that the same constitutes real estate taxes, insurance premiums or the like; (xi) salaries, wages, or other compensation paid to officers or executives of Landlord (i.e., employees above the level of portfolio manager); (xii) salaries, wages, or other compensation or benefits paid to off-site employees or other employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Building; provided however, Operating Expenses shall include Landlord's reasonable allocation of compensation paid for the wages, salary, or other compensation or benefits paid to the employees at or below the level of portfolio manager, if offsite, who are assigned part-time to the operation, management, maintenance, or repair of the Building (including, but not limited to, accountants and engineers); (xiii) any costs, fines or penalties incurred due to the violation by Landlord of any governmental rule or authority, if such violation existed as of the Lease Commencement Date; (xiv) costs incurred in connection with disputes with tenants, other occupants, or prospective tenants, or costs and expenses incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building; (xv) costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building; (xvi) costs arising from the presence of Hazardous Materials in or about or below the Land or the Building, including without limitation, hazardous substances in the groundwater or soil (unless introduced into, caused or exacerbated by Tenant); and (xvii) any amounts paid to any person, firm, or corporation related to or otherwise affiliated with Landlord or any general partner, officer or director of Landlord or any of its general partners to the extent they exceed arm’s-length competitive prices paid in Rockville, Maryland for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience. In the event that, during any calendar year or portion thereof during the Term, Landlord shall furnish any utility or service which is included in the definition of Operating Expenses to less than one hundred percent (100%) of the rentable area of the Building because (i) less than all of the rentable area of the Building is occupied, (ii) any such utility or service is not desired or required by any tenant, or (iii) any tenant is itself obtaining or providing any such utility or service, then the Operating Expenses for such calendar year shall be increased to equal the total expenses that Landlord reasonably estimates it would have incurred if Landlord had provided all such utilities and services to one hundred percent (100%) of the rentable area of the Building for the entire calendar year. For example, if the average occupancy rate of the Building during a calendar year is eighty percent (80%), the janitorial contractor's charges are $1.00 per occupied rentable square foot per year, and the Building contains one hundred thousand (100,000) rentable square feet of space, then it would be reasonable for Landlord to estimate that, if the Building had been one hundred percent (100%) occupied during the entire calendar year, janitorial charges for such calendar year would have been One Hundred Thousand Dollars ($100,000) and to compute the Operating Expenses for such calendar year accordingly. In no event shall the provisions of this paragraph be used to enable Landlord to collect from the tenants of the Building more than one hundred percent (100%) of the costs and expenses incurred by Landlord in managing, operating and maintaining the Building and the Land.

CC. Premises' Standard Electrical Capacity: The electrical capacity sufficient to support Tenant's balanced consumption of five (5.0) watts per square foot of rentable area for Tenant computer and receptacle loads and two (2.0) watts per square foot of rentable area for Tenant lighting.

DD. Real Estate Tax Expenses: All (1) real estate taxes, arena taxes, solid waste taxes and related charges, front foot benefit charges, special user fees, rates, and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land or Landlord's personal property used in connection therewith; (2) other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building, all taxes and assessments for public improvements or any other purpose and any gross receipts or receipts or similar taxes; and (3) out of pocket expenses (including, without limitation, attorneys' and consultants' fees and court costs) reasonably incurred in reviewing, protesting or seeking a reduction of real estate taxes, whether or not such protest or reduction is ultimately successful. Subject to the foregoing, Real Estate Tax Expenses shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building.

EE. Rent: All Base Rent and Additional Rent.

(1) Base Rent: The amount payable by Tenant pursuant to Section 4.A. below.

(2) Additional Rent: All sums of money payable by Tenant pursuant to this Lease other than Base Rent.

(3) Monthly Rent: A monthly installment of Base Rent and Additional Rent, if any, which shall equal one-twelfth (1/12th) of Base Rent and Additional Rent then in effect.

FF. Rent Commencement Date: As defined in Section 4.A. below.

GG. Tenant's Personal Property: All equipment, improvements, furnishings and/or other property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant or with Tenant's permission (other than any property of Landlord), with respect to which Tenant has not been granted any credit or allowance by Landlord, and which: (i) is removable without damage to the Premises, the Building and the Land, and (ii) is not a replacement of any property of Landlord, whether such replacement is made at Tenant's expense or otherwise. Notwithstanding any other provision of this Lease, Tenant's Personal Property shall not include any improvements or other property installed or placed in or on the Premises as part of Tenant's Work, whether or not any such property was purchased or installed at Tenant's expense, except that certain laboratory installations, including, but not limited to, generators, switches, built-in plumbing, fume hoods, built-in warm and cold rooms, deionized water, glass washers, autoclaves, chillers and any related mechanical, electrical and plumbing equipment (collectively, “Installations”) shall be deemed Tenant’s Personal Property.

HH. Unavoidable Delay: Any delays due to strikes, labor disputes, shortages of material, labor or energy, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or any other causes beyond the control of Landlord.

II. Work Agreement: Exhibit C, the terms of which are hereby expressly incorporated in this Lease.

2. TERM.

A. Term of Lease: The term of this Lease (the "Term") shall commence on a date (the "Lease Commencement Date"), as defined below, and shall terminate at Midnight on the last day of the one hundred twenty-ninth (129th) full calendar month of the Term, or such earlier date on which this Lease is terminated pursuant to the provisions hereof (the "Lease Expiration Date"). The Lease Commencement Date shall be the earlier of (i) the one hundred eighty-first (181st) day following the Delivery Date; or (ii) the date Tenant commences beneficial use of any part of the Premises for the conduct of its business operations therein. It is presently anticipated that the Premises will be delivered to Tenant on or about the Anticipated Delivery Date; provided, however, that if Landlord does not deliver possession of the Premises by such date, Landlord shall not have any liability whatsoever, and this Lease shall not be rendered void or voidable, as a result thereof; further provided, however, that, if the Delivery Date has not occurred as of the date which is thirty (30) days following the Effective Date hereof (the “Outside Commencement Date”) and the reason therefor is not an Unavoidable Delay or a delay caused by the act or omission of Tenant or its employees, agents or contractors (hereinafter, “Tenant Delay”), then, as Tenant’s sole and exclusive remedy, the Free Rent Period (defined in Section 4.A. hereof) shall be extended day-for-day for the period commencing on the day following the Outside Commencement Date until such time as the Delivery Date occurs. The Outside Commencement Date shall be extended for any period of delay caused by an Unavoidable or Tenant Delay. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord for the Term.

B. Declarations: If requested by Landlord at any time during the Term, Tenant promptly will execute a declaration in the form attached hereto as Exhibit B.

C. Effective Date: The rights and obligations set forth in this Lease, except for the obligation to pay Rent and as otherwise specifically provided herein to the contrary, shall become effective on the date of final execution of this Lease.

3. WORK AGREEMENT; DELIVERY OF PREMISES.

Tenant agrees to improve the Premises in accordance with the Work Agreement. Except as hereinafter provided, Landlord shall have no obligation to make any other improvements or alterations to the Premises. The date on which Landlord delivers the Premises in its “as-is” condition shall be the “Delivery Date.” As of the Delivery Date, the base Building electrical, plumbing, sprinkler, fire alarm, heating, ventilation and air conditioning systems, as well as the Existing Generator (as hereinafter defined) will be in good working order. In the event that Tenant delivers notice to Landlord of a latent defect in the base Building systems during the three hundred sixty-five (365) day period following the Delivery Date, then Landlord shall, at Landlord’s sole cost and expense, promptly repair such latent defect and the costs of such repair shall not be included in Operating Expenses.

Following the Delivery Date, Landlord shall install a supplemental heating, ventilation and air conditioning unit (“HVAC Unit”) which shall serve the laboratory portion of the Premises. Landlord shall install the HVAC Unit not later than the Lease Commencement Date, subject to Unavoidable Delay and delays caused by Tenant or its agents, employees or contractors. The laboratory portions of the Premises shall be served by the HVAC Unit and the non-laboratory portions of the Premises shall be served by the Building HVAC system in accordance with the provisions of Section 12 hereof.

From and after the Delivery Date and continuing through the Lease Commencement Date (the “Buildout Period”), Tenant shall be permitted to perform the Tenant’s Work pursuant to the terms and conditions of the Work Agreement. During the Buildout Period, Tenant and its agents and contractors shall be deemed to be bound by all of the terms, covenants, provisions and conditions of this Lease, including, but not limited to, Section 14.B. regarding Tenant’s indemnification obligations, Section 14.A. regarding Tenant’s obligation to repair injury, loss or damage which may occur prior to the Commencement Date, Section 17 regarding insurance, and the Work Agreement, the same being installed and maintained solely at Tenant’s risk; (ii) all such entries prior to the Lease Commencement Date shall be coordinated in advance with Landlord; and (iii) Tenant shall not interfere with any work to be performed by Landlord at the Premises; provided, however, that during the Buildout Period, Tenant shall not be obligated to pay any Base Rent or Additional Rent pursuant to Section 5 of this Lease, other than the cost of utilities for the Premises that are separately metered or submetered, which costs Tenant shall pay to Landlord within ten (10) days following Landlord’s delivery to Tenant of an invoice therefor.

4. RENT.

From and after the Lease Commencement Date, Tenant shall pay to Landlord Base Rent and Additional Rent as are set forth in this Section 4 and in Section 5 below.

A. Base Rent: Base Rent shall equal the following amounts:

Lease Year	Rate of Base RentPer Square FootPer Annum	Rate of Base RentPer Annum	Rate of MonthlyBase Rent
1	$34.00	$764,218.00	$63,684.83
2	$34.85	$783,323.45	$65,276.95
3	$35.72	$802,878.44	$66,906.54
4	$36.61	$822,882.97	$68,573.58
5	$37.53	$843,561.81	$70,296.82
6	$38.47	$864,690.19	$72,057.52
7	$39.43	$886,268.11	$73,855.68
8	$40.42	$908,520.34	$75,710.03
9	$41.43	$931,222.11	$77,601.84
10	$42.47	$954,598.19	$79,549.85
11*	$43.53	$978,423.81	$81,535.32

*a period of nine (9) months

Tenant shall pay Base Rent to Landlord in equal monthly installments ("Monthly Base Rent") in advance on the first day of each calendar month during the Term, without notice, except that the first monthly installment of Base Rent shall be paid upon execution of this Lease. If the Lease Commencement Date occurs on a date other than the first day of a calendar month, Tenant shall receive a credit equal to the Monthly Base Rent multiplied by the number of days in said calendar month prior to the Lease Commencement Date and divided by the number of days in such month, which credit shall be applied toward the installment of Monthly Base Rent next due hereunder.

Notwithstanding the foregoing, Landlord shall grant to Tenant a “rent holiday” from the payment of the installments of Monthly Base Rent for the first nine (9) months following the Lease Commencement Date (the “Free Rent Period”). During such Free Rent Period, the Monthly Base Rent for the entire Premises shall be abated (such rental abatement being hereinafter referred to as the “Free Rent Allowance”); provided, however, that (i) the Free Rent Period and the granting of the Free Rent Allowance as provided hereunder shall not affect the Lease Commencement Date pursuant to Section 2.A. hereof or Tenant’s obligation to pay the first installment of Base Rent upon execution of this Lease as provided above, (ii) Tenant shall remain obligated during the Free Rent Period to perform all of Tenant’s obligations under this Lease except as expressly set forth above (including, but not limited to, the payment of all Additional Rent coming due under this Lease), and (iii) in the event of any termination of this Lease by Landlord based upon a Default hereunder by Tenant, the then unamortized portion of Base Rent which would have otherwise been due and payable hereunder during the Free Rent Period in the absence of the Free Rent Allowance shall immediately become due and payable and any remaining Free Rent Allowance hereunder shall be of no force or effect. If the first day following the last day of the Free Rent Period (such date being hereinafter referred to as the “Rent Commencement Date”) is a date other than the first day of a month, then Monthly Base Rent for the period commencing with and including the Rent Commencement Date and ending on and including the day prior to the first day of the following month shall be prorated at the rate of one-thirtieth (1/30th) of the Monthly Base Rent per day and shall be due and payable on the Rent Commencement Date and the first full payment of Monthly Base Rent shall be applied to the installment of Monthly Base Rent which is payable for the first full month immediately following the Rent Commencement Date.

B. Payment: All Base Rent and Additional Rent due and payable to Landlord under this Lease shall be paid to Landlord at the Landlord Payment Address. Payments of Rent (other than in cash), if initially dishonored, shall not be considered rendered until ultimately honored as cash by Landlord's depository. Except as expressly set forth otherwise in this Lease, Tenant will pay all Rent to Landlord without demand, deduction, set-off or counter-claim. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose, as Additional Rent, a returned check charge of Fifty Dollars ($50.00) to cover Landlord's administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier's or certified check.

C. Late Fee: If Tenant fails to make any payment of Rent on or before the date when payment is due, then Tenant also shall pay to Landlord a late fee equal to five percent (5%) of the amount that is past due for each month or part thereof until such Rent is fully paid. Said late fee shall be deemed reimbursement to Landlord for its costs of carrying and processing Tenant's delinquent account. Acceptance by Landlord of said late fee shall not waive or release any other rights or remedies to which Landlord may be entitled on account of such late payment.

D. REIT/UBTI: Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant further agrees that it will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord's approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Section 23 of this Lease.

5. ADDITIONAL RENT.

A. Sales, Use or Other Taxes or Traffic Mitigation Charges: If during the Term any governmental authority having jurisdiction over the Building or the Land levies, assesses or imposes any traffic mitigation charge or any tax on Landlord, the Premises, the Building or the Land or the rents payable hereunder, in the nature of a sales tax, use tax or any tax except (i) taxes on Landlord's income, (ii) estate or inheritance taxes, or (iii) Real Estate Tax Expenses, then Tenant shall pay its proportionate share of any such tax or traffic mitigation charge to Landlord within fifteen (15) days after receipt by Tenant of notice of the amount of such tax or traffic mitigation charge.

B. To Cover Operating Expenses and Real Estate Tax Expenses:

(1) Definitions: As used herein, "Tenant's Share of Operating Expenses" shall be that percentage of Operating Expenses which is the equivalent of the number of square feet of rentable area in the Premises (22,477 on the Lease Commencement Date) divided by the number of square feet of rentable area in the Building (115,691 on the Lease Commencement Date). As used herein, "Tenant's Share of Real Estate Tax Expenses" shall be that percentage of Real Estate Tax Expenses which is equivalent to the number of square feet of rentable area in the Premises (22,477 on the Lease Commencement Date) divided by the number of square feet of rentable area in the Building (115,691 on the Lease Commencement Date). However, in no event shall any of the aforesaid sums be less than zero. Notwithstanding the foregoing provisions of this Subsection 5.B.(1), in determining Tenant’s Share of Operating Expenses for any calendar year, the portion of Operating Expenses for such calendar year which constitute Controllable Operating Expenses (as hereinafter defined) shall not exceed one hundred six percent (106%) of the amount of Controllable Operating Expenses (as hereinafter defined) for the immediately preceding calendar year (the “Controllable Operating Expenses Cap”); provided, however, that in the event that Controllable Operating Expenses exceed such Controllable Operating Expenses Cap in any calendar year, Landlord may include the portion of Controllable Operating Expenses from such calendar year which was in excess of the Controllable Operating Expenses Cap for such calendar year in Operating Expenses for any future calendar year(s) until fully charged, so long as such Controllable Operating Expenses for any such future calendar year(s) do not exceed the Controllable Operating Expenses Cap for that future calendar year. As used herein, “Controllable Operating Expenses” shall mean all Operating Expenses except for the following: (i) taxes, assessments or other similar governmental charges, (ii) insurance, (iii) utilities, (iv) costs of snow and ice removal, and (v) costs incurred to comply with laws and government regulations so long as the violation did not exist on the Delivery Date.

(2) Payment of Tenant's Share: In addition to all other Rent set forth herein, for each calendar year during the Term commencing on the Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent an amount equal to Tenant's Share of Operating Expenses and an amount equal to Tenant's Share of Real Estate Tax Expenses; provided, however, that for the calendar years during which the Term begins and ends, Tenant's Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses shall be prorated based upon the greater of: (i) the number of days during such calendar year that this Lease is in effect, or (ii) the number of days that Tenant actually occupies the Premises or any portion thereof.

C. Statements: For each calendar year during the Term, Landlord shall deliver to Tenant a statement estimating Tenant's Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses for such calendar year, which Tenant shall pay in equal monthly installments in advance on the first day of each calendar month during each calendar year. Tenant shall continue to pay such estimated Tenant’s Share of Operating and Tenant’s Share of Real Estate Tax Expenses until Tenant receives the next such statement from Landlord, at which time Tenant shall commence making monthly payments pursuant to Landlord's new statement. With the first payment of Additional Rent herein which is due at least thirty (30) days after Tenant's receipt of a statement from Landlord specifying Tenant's Share of estimated Operating and Tenant’s Share of estimated Real Estate Tax Expenses payable during the calendar year, Tenant shall pay the difference between Tenant’s monthly share of such sums for the preceding months of the calendar year and the monthly installments which Tenant has actually paid for said preceding months.

D. Retroactive Adjustments: After the end of each calendar year, Landlord shall determine the actual Operating Expenses and Real Estate Tax Expenses for such calendar year, Landlord shall calculate the foregoing sums and Landlord shall provide to Tenant a statement of Tenant's Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses for the calendar year. Within thirty (30) days after delivery of any such statement, Tenant shall pay to Landlord (i) any deficiency between the amount shown as Tenant's Share of Operating Expenses for the calendar year and the estimated payments thereof made by Tenant and (ii) any deficiency between the amount shown as Tenant’s Share of Real Estate Tax Expenses for the calendar year and the estimated payments thereof made by Tenant. Tenant shall be credited with any excess estimated payments toward subsequent Rent payments by Tenant.

E. Change In or Contest of Taxes: In the event of any change by any taxing body in the period or manner in which any of the Real Estate Tax Expenses are levied, assessed or imposed, Landlord shall have the right, in its sole discretion, to make equitable adjustments with respect to computing increases in Real Estate Tax Expenses. Real Estate Tax Expenses which are being contested by Landlord shall be included in computing Tenant's Share of Real Estate Tax Expenses under this Section 5, but if Tenant shall have paid Rent on account of contested Real Estate Tax Expenses and Landlord thereafter receives a refund of such taxes, Tenant shall receive a credit toward subsequent Rent payments in an amount equal to Tenant's proportionate share of such refund.

F. Audit: Any statement provided to Tenant by Landlord pursuant to this Section 5 shall be conclusive and binding upon Tenant unless, within one hundred twenty (120) days after receipt thereof, Tenant notifies Landlord of the respects in which the statement is claimed to be incorrect. If Tenant timely notifies Landlord within said 120-day period, then within fifteen (15) days after such notice, Tenant shall have reasonable access during normal business hours and at Tenant's expense, to appropriate books and records of Landlord relating to the amount of expenses covered by the disputed statement, for the purpose of verifying the statement. Any such review shall be made only by Tenant's employees and/or by an auditor hired by Tenant who is a Certified Public Accountant and who is employed on other than a contingent fee basis. Unless otherwise mutually agreed, any dispute shall be determined by arbitration in the jurisdiction in which the Premises are located, in accordance with the then current commercial rules of the American Arbitration Association. The costs of the arbitration shall be divided equally between Landlord and Tenant, except that each party shall bear the cost of its own legal fees, unless the arbitration results in a determination that Landlord's statement contained a discrepancy of less than five percent (5%) in Landlord's favor, in which event Tenant shall bear all costs incurred in connection with such arbitration, including, without limitation, legal fees. Pending determination of any dispute, Tenant shall pay all amounts due pursuant to the disputed statement, but such payments shall be without prejudice to Tenant's position.

6. USE.

A. Permitted Use: Tenant shall use and occupy the Premises solely for general (non-medical and non-governmental) office and laboratory purposes currently associated with virus vector, plasmid, cell and gene therapies research and development and commercialized GMP manufacturing, and other incidental uses such as a pantry or shower, consistent with the character of the Building and in accordance with all applicable Laws, and for no other purpose.

B. Legal and Other Restrictions of Tenant's Use: Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by law. Tenant shall comply with all present and future laws (including, without limitation, the Americans with Disabilities Act (the "ADA") and the regulations promulgated thereunder, as the same may be amended from time to time), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations (including, without limitation, those made by any public or private agency having authority over insurance rates) (collectively, "Laws") concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all of which shall be complied with in a timely manner at Tenant's sole expense. If any such Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein (including a certificate of occupancy or nonresidential use permit), then Tenant shall obtain and keep current such permit or license at Tenant's expense and shall promptly deliver a copy thereof to Landlord. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in the Building for the sale of goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events in, on or about the Building outside of the Premises but may conduct wholly within the Premises seminars, promotional events or training sessions for its investors, customers or guests, subject to the other terms and provisions of this Lease. To the best of Landlord’s knowledge, general office use and general laboratory use are permitted uses of the Premises pursuant to the existing certificate of occupancy; provided, however, that Landlord makes no representations regarding Tenant’s particular intended use of the Premises for a use other than general office use or general laboratory use.

7. CARE OF PREMISES.

A. Tenant’s Obligations: Tenant shall at its expense keep the Premises (including all improvements, fixtures and other property located therein) in a neat and clean condition and in good order and repair, and will suffer no waste or injury thereto. Tenant shall maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof. Tenant shall surrender the Premises at the end of the Term in as good order and condition in accordance with the terms and provisions of the Lease, ordinary wear and tear excepted.

B. Landlord’s Obligations: Landlord shall use commercially reasonable efforts to maintain the exterior and demising walls, the foundation, the roof and the Common Areas of the Building, and the base Building mechanical, electric, life safety, HVAC, plumbing systems, pipes and conduits, as well as the HVAC Unit, in good order, repair, and condition during the Term, and shall promptly make such repairs thereto as become necessary after obtaining actual knowledge of the need for such repairs, all costs of which shall be included in Operating Expenses to the extent permitted by Section 1.BB. hereof (except that the costs related to the HVAC Unit for which Tenant shall pay Tenant’s HVAC Unit Costs [as that term is defined in Section 12.A(2) hereof]), unless the need for any such maintenance or repair (including, maintenance and repair of the HVAC Unit) is brought about by any act or omission of Tenant, its agents, employees or invitees, in which event Tenant shall have the obligation to make, at its sole cost and expense, such repairs.

8. ALTERATIONS BY TENANT.

A. Making of Alterations; Landlord's Consent: Tenant shall not make or permit to be made any Alterations without the prior written consent of Landlord both as to whether the Alterations may be made and as to how and when they will be made. Notwithstanding the foregoing, Landlord shall not unreasonably withhold its consent to any non-structural Alteration which Tenant may desire to make to the Premises; provided, however, that Landlord shall retain sole and absolute discretion to withhold its consent to any Alteration, whether structural or non-structural, which may, in the sole and absolute judgment of Landlord (1) adversely affect the marketability of the Premises, (2) exceed the capacity of, hinder the effectiveness of, interfere with the electrical, mechanical, heating, ventilating, air conditioning, or plumbing systems of the Premises or the Building or which will be connected to any of such systems, or (3) be visible from outside the Premises. Notwithstanding the foregoing, Tenant shall have the right, after providing at least ten (10) days prior written notice to Landlord, but without the necessity of obtaining Landlord’s consent, to recarpet, repaint, or to make purely “cosmetic” or “decorative” nonstructural Alterations in and to the Premises that (I) do not fall within clauses (1) through (3) above, (II) do not require the issuance of a building permit, and (III) do not cost, when aggregated with all other Alterations made during the previous twelve (12) months, more than One Hundred Thousand Dollars ($100,000.00).

Any Alterations shall be made at Tenant's expense, by its contractors, in a good, workmanlike and first-class manner, and subcontractors and in accordance with complete plans and specifications approved in advance in writing by Landlord, and only after Tenant: (i) has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Landlord, (ii) has submitted to Landlord an architect's certificate that the Alterations will conform to all applicable Laws, and (iii) has complied with all other requirements reasonably imposed by Landlord, including, without limitation, any requirements due to the underwriting guidelines of Landlord's insurance carriers. Landlord's consent to any Alterations and approval of any plans and specifications constitutes approval of no more than the concept of these Alterations and not a representation or warranty with respect to the quality or functioning of such Alterations, plans and specifications. Tenant shall be and is solely responsible for the Alterations and for the proper integration thereof with the Building, the Building's systems and existing conditions. Landlord shall have the right, but not the obligation, to supervise the making of any Alterations. All Alterations involving structural, electrical, mechanical or plumbing work, lab equipment, furniture or fixtures, the heating, ventilation and air conditioning system of the Premises or the Building, and the roof of the Building, shall, at Landlord's election, be performed by Landlord's designated contractor or subcontractor at Tenant's expense at the same rates charged to Landlord by such contractor without markup, which rates shall be consistent with competitive costs for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience provided in the same geographic area as the Building. With respect to future Alterations and not with respect to the Tenant’s Work, Tenant shall reimburse Landlord as Additional Rent for any actual sums paid by Landlord for third party examination of Tenant's plans and specifications for Alterations, plus a fee to Landlord’s property manager paid as Additional Rent (a) in the amount equal to one percent (1%) of the costs of such Alterations if Tenant manages the Alterations, or (b) in an amount equal to three percent (3%) of the cost of such work if Landlord, or any affiliate of Landlord, or Landlord’s property manager manages the Alterations.. If any Alterations which require Landlord’s approval are made without the prior written consent of Landlord, or which do not conform to plans and specifications approved by Landlord or to other conditions imposed by Landlord pursuant to this Section 8, Landlord may, in its sole discretion, correct or remove such Alterations at Tenant's expense. Following completion of any Alterations, except with respect to cosmetic or decorative nonstructural Alterations which do not require Landlord’s approval, at Landlord's request, Tenant either shall deliver to Landlord a complete set of "as built" plans showing the Alterations or shall reimburse Landlord for any expense incurred by Landlord in causing the Building plans to be modified to reflect the Alterations.

B. No Liens: Tenant shall take all necessary steps to ensure that no mechanic's or materialmen's liens are filed against the Premises, the Building or the Land as a result of any Alterations made by the Tenant. If any mechanic's lien is filed, Tenant shall discharge the lien within ten (10) business days thereafter, at Tenant's expense, by paying off or bonding the lien. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith, nor shall Landlord’s receipt of any fee in connection with any Alterations or Tenant’s Work or Landlord’s payment of any allowance to Tenant with respect to any work performed in or with respect to the Premises by or on behalf of Tenant be deemed to constitute a basis for Landlord’s interest in the Premises or the Building to be subjected to any lien. If Tenant shall lease or finance the acquisition of equipment, furnishings, or personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Building be furnished on the statement without qualifying language as to the applicability of the lien only to removable personal property, located in an identified suite leased by Tenant. Following Tenant’s written request, Landlord will execute an agreement on Landlord’s standard form pursuant to which Landlord will agree with Tenant’s lender in the ordinary course to subordinate its interest, if any, in Tenant's inventory, trade fixtures, furnishings or equipment and other personal property in favor of such lender.

9. EQUIPMENT.

A. Permitted Equipment: Tenant shall not install or operate in the Premises any equipment or other machinery that, in the aggregate, will cause Tenant to use more than the Premises' Standard Electrical Capacity, without: (i) obtaining the prior written consent of Landlord, who may condition its consent upon the payment by Tenant of Additional Rent for additional consumption of utilities, additional wiring or other expenses resulting therefrom, (ii) securing all necessary permits from governmental authorities and utility companies and furnishing copies thereof to Landlord, and (iii) complying with all other requirements reasonably imposed by Landlord. Tenant shall provide Landlord with a list of all equipment that Tenant intends to install or operate in the Premises which operate on more than one hundred twenty (120) volts, and Tenant shall provide Landlord with an updated list of such equipment prior to the installation or use of any additional equipment which operates on more than one hundred twenty (120) volts. Tenant shall not install any equipment or machinery which may necessitate any changes, replacements or additions to or material changes in the use of water, heating, plumbing, air conditioning or electrical systems of the Building without obtaining the prior written consent of Landlord, who may withhold or deny its consent in its absolute discretion.

B. Payment For Excess Utility Usage: If Tenant's equipment shall result in electrical demand in excess of the Premises' Standard Electrical Capacity, Landlord shall have the right, in its sole discretion, to install additional transformers, distribution panels, wiring and other applicable equipment at the expense of Tenant. None of the equipment so installed shall be deemed to be Tenant's Personal Property. If at any time during the Term, Tenant's connected electrical load from its use of equipment and fixtures (including incandescent lighting and power), as estimated by Landlord, exceeds the Premises' Standard Electrical Capacity, then Landlord may, at its option: (i) install separate electrical meter(s) for the Premises, or (ii) cause a survey to be made by an independent electrical engineer or consulting firm to determine the amount of electricity consumed by Tenant beyond the Premises' Standard Electrical Capacity. Tenant shall reimburse Landlord for the cost of the installation of said meter(s) or completion of said meter(s) or survey, and shall pay as Additional Rent the cost of any electricity in excess of an average of the Premises Standard Electrical Capacity, at the rate charged by the utility company providing such electricity, assuming continuous business hours, within ten (10) days after receipt of any bill therefor from Landlord. Tenant shall reimburse Landlord for the cost of any excess water, sewer and chiller usage in the Premises. Excess usage shall mean the excess of the estimated usage in the Premises (per square foot of rentable area) during any billing period over the average usage (per square foot of rentable area) during the same period for the entire Building, as reasonably calculated by Landlord.

C. Noise; Vibration; Floor Load: Business machines and equipment belonging to Tenant, which cause noise or vibration that may be transmitted to any part of the Building to such a degree as to be reasonably objectionable to Landlord or to any tenant of the Building, shall be installed and maintained by Tenant at Tenant's expense on devices that eliminate the noise and vibration. Tenant shall not place any load upon the floor of the Premises which exceeds the per square foot load the floor was designed to carry (eighty (80) pounds per square foot for live loads and twenty (20) pounds per square foot for dead loads).

D. Separate Metering of Electricity and Gas: All electrical consumption (including, but not limited to, all costs of providing heating and air conditioning to the Premises) and all costs of consumption of gas within the Premises shall be separately metered by Tenant, at Tenant’s sole cost and expense, as part of Tenant’s Work, and Tenant shall timely pay the full amount of the costs of such consumption directly to the providers thereof as and when the same become due and payable. Tenant shall be responsible for the installation, maintenance, repair and, if applicable, replacement of the aforesaid meters, all of which shall be performed at Tenant’s sole cost and expense; provided, however, that in the event that the meters require maintenance, repair or replacement and Tenant does not perform same within ten (10) days following notice from Landlord, then Landlord shall have the right to perform such maintenance, repair or replacement, in which case Tenant shall reimburse Landlord as Additional Rent for the costs thereof, including, but not limited to, an administrative fee to Landlord, which reimbursement shall be made by Tenant to Landlord within ten (10) days following Landlord’s written demand therefor to Tenant. In the event that a failure or malfunction of the meters installed in the Premises prevents the rendering of accurate invoices to Tenant from the utility providers, Landlord shall have the right to prepare and issue to Tenant billings prepared by Landlord’s property manager, based upon its reasonable estimate of Tenant’s consumption of electricity and gas in the Premises, and Tenant shall pay the amount of such billings to Landlord as Additional Rent in lieu of charges based upon the measurement from the failed or malfunctioning meter(s).

E. Shared Backup Generator: Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to use, in common with other tenants of the Building, the existing generator for the Building (the “Existing Generator”) in accordance with the terms and conditions of this Section 9.E; provided, however, that Tenant shall not connect more than four (4) watts of electricity per square foot of the Premises to the Existing Generator; and further provided, that Tenant shall be responsible for Tenant's proportionate share of all costs of utilities consumed by such Existing Generator based on Tenant’s actual usage of the Existing Generator versus the usage of the Existing Generator by other tenants of the Building (such costs being hereinafter referred to as “Tenant’s Generator Costs”). Tenant shall pay Tenant’s Generator Costs to Landlord as Additional Rent during the Term within thirty (30) days after Landlord renders an invoice therefor, which invoices may be rendered by Landlord from time to time during the Term. Tenant hereby accepts the Existing Generator in its “as-is” condition as of the Lease Commencement Date, and Tenant agrees that Landlord shall have no liability to Tenant or others based on any failure of the Existing Generator, due to Unavoidable Delays, repair or maintenance work or any other reason, and any such failure of the Existing Generator shall neither render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor cause a diminution or abatement of Rent nor relieve Tenant of any of Tenant's obligations hereunder. Landlord agrees to maintain and repair the Existing Generator in accordance with manufacturer’s specifications, the costs of which shall be included in Operating Expenses.

F. Tenant’s Generator: Landlord acknowledges that Tenant shall have the right, at Tenant's option and at Tenant’s sole cost and expense, to install, operate, repair, replace and maintain a supplemental battery operated generator (collectively, the “Generator”) in a location to be reasonably determined by Landlord and Tenant (the “Generator Space”); provided, however, that (i) Tenant shall be solely responsible for all costs of installation, maintenance, repair and replacement of the Generator, (ii) Tenant shall be responsible for all costs of operation of such Generator, and (iii) Tenant’s installation of the Generator shall be subject to Landlord’s prior written approval in accordance with the terms and conditions of Section 8.A. hereof. Notwithstanding anything contained in this Section 9.F. to the contrary, Landlord shall use good faith efforts to provide the Generator Space in a location which can accommodate the Generator and all Generator appurtenances at no additional rental cost to Tenant; provided, however, that if Landlord determines that the Generator or any portion thereof should be located in any space in the Building which comprises rentable space, then Tenant shall pay for Tenant's use of the rentable portion of the Generator Space, as Additional Rent hereunder, the then applicable market rent or parking fee for such rentable space, as applicable, as reasonably determined by Landlord. Tenant shall comply with Landlord's standard requirements regarding Tenant’s use, operation and maintenance of the Generator with respect to noise, vibration, screening and testing. Landlord shall have the right, in Landlord's reasonable judgment, by providing Tenant with not less than one hundred twenty (120) days’ prior written notice and paying the reasonable cost of relocation of the Generator, to relocate the Generator from the Generator Space to another area to be determined by Landlord. In addition, Landlord and Tenant acknowledge that the installation of the Generator shall include the costs of demising the Generator Space, if applicable, the costs of installation of connecting conduits, and all actual costs of installation, operation, maintenance, repair, replacement and removal of the Generator, all of which costs shall be paid solely by Tenant. The installation and placement of the Generator shall comply with all applicable Laws. Prior to the Lease Expiration Date, Tenant shall restore the Generator Space and any damage to the Land, the Building, the Premises or any combination thereof, to their condition immediately prior to the installation thereof, reasonable wear and tear, casualty and condemnation excepted.

10. OWNERSHIP AND REMOVAL OF PROPERTY.

A. Landlord's Property: Any Alterations and other improvements and any equipment, machinery, furnishings and other property, installed or located in the Premises, the Building or the Land by or on behalf of Landlord or Tenant, except for Tenant's Personal Property: (i) shall immediately become the property of Landlord, and (ii) shall be surrendered to Landlord with the Premises as a part thereof at the end of the Term; provided, however, that if Landlord requests Tenant to remove any Alterations installed by or on behalf of Tenant, Tenant shall cause the same to be removed at Tenant's expense on or before the Lease Expiration Date, or shall reimburse Landlord for the cost of such removal, as elected by Landlord (unless Landlord expressly waives in writing the right to require such removal at the time Landlord gives its consent to the making of such Alterations).

B. Removal of Property At End of Term: Tenant shall remove all of Tenant's Personal Property, and all computer cabling and wiring installed by or on behalf of Tenant (irrespective of whether such cabling and wiring constitutes Tenant's Personal Property under the terms of this Lease, and at Tenant's expense, using a contractor approved in advance by Landlord in writing), from the Building and the Land on or before the Lease Expiration Date. Any personal property belonging to Tenant or to any other person or entity which is left in the Building or on the Land after the date this Lease is terminated for any reason shall be deemed to have been abandoned. In such event, Landlord shall have the right to store such property at Tenant's sole cost and/or to dispose of it in whatever manner Landlord considers appropriate, without waiving its right to claim from Tenant all expenses and damages caused by Tenant's failure to remove such property, and Tenant and any other person or entity shall have no right to compensation from or any other claim against Landlord as a result.

11. LANDLORD'S ACCESS TO PREMISES.

Landlord may at any reasonable time enter the Premises to examine them, to make alterations or repairs thereto or for any other purposes which Landlord considers necessary or advisable; however, in the case of any emergency, Landlord and its agents may enter the Premises at any time and in any manner. Tenant shall allow the Premises to be exhibited by Landlord: (i) at any reasonable time to representatives of lending institutions or to prospective purchasers of the Building, and (ii) at any reasonable time to persons who may be interested in leasing the Premises. Landlord reserves the right and shall be permitted reasonable access to the Premises to install facilities within and through the Premises and to install and service any systems deemed advisable by Landlord to provide services or utilities to any tenant of the Building. Tenant shall have the right to have a representative of Tenant accompany Landlord and its agents during any such entry (other than in the case of emergency) so long as Tenant makes such representative present at the time of Landlord’s entry on the Premises. Landlord shall use reasonable efforts to conduct such entries in a manner and at such times so as to minimize interference with Tenant's business operations within the Premises (provided that the foregoing shall not be deemed to require Landlord to incur overtime expense or to operate outside of Landlord's normal business hours).

Notwithstanding anything to the contrary contained in this Lease, Tenant shall be permitted to maintain “Secured Areas” (which shall mean certain special access areas and limited access areas as designated by Tenant to Landlord in advance, provided that such areas are clearly defined, self-contained facilities that have been so designated in writing by Tenant to Landlord in advance), in which case Landlord shall not enter such Secured Areas without being accompanied by a representative of Tenant, and, in consideration for such rights granted by Landlord, (a) Tenant hereby authorizes Landlord and any of its employees, agents and contractors to break any such locks and the doors and walls to which they are attached in the event of an emergency, (b) in the event of the need to perform any services or to make inspections, repairs, maintenance or improvements and Tenant’s refusal to provide access to such Secured Areas, Landlord shall have no responsibility for any such services, inspections, repairs, maintenance or improvements within said Secured Areas; provided, however, that if Tenant grants Landlord access into such Secured Areas, then Landlord shall again be responsible for such services, inspections, repairs, maintenance or improvements therein from and after the date on which such access is provided, and (c) Tenant hereby indemnifies Landlord (including its shareholders, members, partners, employees, agents and contractors) against and holds Landlord harmless from, any and all liabilities, losses, damages, causes of action, suits, claims, demands, judgments, costs and expenses of any kind (including court costs and reasonable attorneys’ fees) asserted against Landlord to the extent arising in connection with Tenant’s access rights and restrictions set forth in this paragraph.

12. SERVICES AND UTILITIES.

A. Services Provided by Landlord: As long as Tenant is not in Default, as defined in Subsection 19.A. below, Landlord shall provide the following to Tenant, without additional charge, except as otherwise provided herein (including, but not limited to, as provided in Sections 5 and 1.BB. hereof):

(1) Elevator service for common use, subject to call at all times, including Sundays and Holidays.

(2) Central heating and air conditioning for the non-laboratory portions of the Premises and the Common Areas of the Building during Building Hours, exclusive of Holidays, during the seasons of the year and within the temperature ranges usually furnished in comparable office buildings in the city (or, if not a city, other local jurisdiction) in which the Building is located. Landlord shall provide heat and air conditioning at other times at Tenant's expense, provided that Tenant gives Landlord notice by 1:00 p.m. on weekdays for after-hour service on the next weekday, two (2) business days' notice before a Holiday for service on such Holiday and two (2) business days' notice for after-hour service on Saturday or Sunday. Landlord shall charge Tenant for such after-hour, Holiday and special weekend service at the prevailing rates then being charged by Landlord for such services.

HVAC services for the laboratory portions of the Premises shall be served by the HVAC Unit (defined in Section 3 of this Lease). The HVAC Unit will serve the laboratory portion of the Premises and a portion of the second floor of the Building. After the installation of the HVAC Unit by Landlord, Tenant shall be responsible for Tenant’s proportionate share of the costs of the operation, maintenance, repair and replacement of the HVAC Unit (“Tenant’s HVAC Unit Costs”), which proportionate share shall be a percentage which is the equivalent of the number of square feet of rentable area in the laboratory portion of Premises which is served by the HVAC Unit divided by the number of square feet of rentable area located on the first and second floors of the Building (including the laboratory portion of the Premises) served by the HVAC Unit, as reasonably determined by Landlord. Tenant shall pay Tenant’s HVAC Unit Costs to Landlord as Additional Rent within thirty (30) days after Landlord renders an invoice therefor, which invoices may be rendered by Landlord from time to time during the Term.

(3) Cleaning and char services for the non-laboratory portions of the Premises and Common Areas in a manner determined by Landlord.

(4) Electrical facilities to furnish electricity to the Building up to the Premises' Standard Electrical Capacity (including the replacement of Building standard light bulbs in Building standard light fixtures, it being agreed that if Landlord replaces any other light bulbs in the Premises, Tenant shall pay Landlord the cost of such bulbs and all labor costs incurred by Landlord in connection therewith within fifteen (15) days after Landlord's written demand therefor), it being understood that electricity in the Premises will be provided and paid for by Tenant pursuant to Section 9.D. above.

(5) Common Area rest room facilities.

(6) Routine maintenance, painting and electrical lighting service for all Common Areas of the Building in such manner as Landlord deems reasonable.

(7) Reasonable access to the Premises at all times (twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days a year), subject to such access control procedures, restrictions and other regulations as Landlord may promulgate.

(8) Reasonable access and use of the Building’s the loading dock during Building Hours, subject to prior coordination with Landlord and the rights of other tenants of the Building.

(9) Access to the Building via an electronic perimeter access control system, which access control system shall be operated in a manner which is consistent with the types of systems used in comparable buildings of the same age and quality located in the same market area as the Building. On or prior to the Lease Commencement Date, Landlord shall provide to Tenant up to fifty (50) access cards or fobs for Tenant’s employees to access the Building and the Premises, and all additional or replacement access cards or fobs will be paid for by Tenant to Landlord at Landlord’s standard charge therefor from time to time.

B. Failure to Provide Services: Landlord shall have no liability to Tenant or others based on any failure by Landlord to furnish the foregoing, due to Unavoidable Delays, repair or maintenance work or any other reason, and such failure shall neither render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor cause a diminution or abatement of Rent nor relieve Tenant of any of Tenant's obligations hereunder. Notwithstanding the foregoing, if any of the services described in Section 12.A. hereof are suspended and such suspension renders the Premises untenantable and continues for more than five (5) consecutive business days, if the reason for the suspension or the continuation of the suspension is anything other than an Unavoidable Delay, all Monthly Base Rent and all Additional Rent due pursuant to Section 5 hereof shall be abated for the period commencing on the sixth (6th) consecutive business day of such suspension and concluding on the date that the service has been restored.

C. Conservation: Tenant hereby agrees to comply with all energy conservation procedures, controls and requirements instituted by Landlord pursuant to any government regulations or otherwise, including but not limited to controls on the permitted range of temperatures, the volume of energy consumption or the hours of operation of the Building. Institution by Landlord of such controls and requirements shall not entitle Tenant to terminate this Lease or to an abatement of any Rent payable hereunder.

D. Recycling: Without limiting the foregoing, Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future Laws of the jurisdiction in which the Building is located and of the federal, municipal, and local governments, departments, commissions, agencies and boards having jurisdiction over the Building to the extent that any of them or this Lease impose on Tenant duties and responsibilities regarding the collection, sorting, separation, and recycling of trash. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with the provisions of this Section 12.D., and, at Tenant's sole cost and expense, shall indemnify, defend and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, using counsel reasonably satisfactory to Landlord.

E. Tenant’s Char and Cleaning Responsibilities:

(1) Laboratory Cleaning and Removal of Bio-Waste: Tenant shall contract separately to clean daily the laboratory portions of the Premises and to remove bio-waste daily (excluding weekends and Holidays) and as otherwise necessary from all portions of the Premises, including the rest room facilities, office and laboratory areas, floors, windows, fixtures and equipment, in a manner consistent with the nature of the Building and in accordance with Section 36 hereof.

(2) Janitorial Services: In addition to the foregoing, Tenant, at Tenant’s sole cost and expense, shall be responsible for providing char and janitorial services to the laboratory portions of the Premises in a manner consistent with the janitorial services provided in buildings comparable to the Building and in space comparable to the Premises, including, but not limited to, the removal and disposal of all trash from the laboratory portions of the Premises.

13. RULES AND REGULATIONS.

Tenant shall abide by and observe the rules and regulations attached hereto as Exhibit D and such other rules and regulations as may be made by Landlord from time to time, provided that such rules and regulations shall not be materially inconsistent with the provisions of this Lease. Nothing contained in this Lease or in any rules and regulations shall be interpreted to impose upon Landlord any obligations to enforce against any tenant its rules and regulations, or the provisions of any lease with any other tenant, and Landlord shall not be liable to Tenant or any other entity for any violation of said rules, regulations or lease provisions. Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

14. REPAIR OF DAMAGE CAUSED BY TENANT: INDEMNIFICATION.

A. Repairs: Except as otherwise expressly provided in this Lease, all injury, breakage and damage to the Land, the Building or the Premises, caused by any act or omission of Tenant shall be repaired by and at the sole expense of Tenant, except Landlord shall have the right, at its option, to make such repairs and to charge Tenant for all costs and expenses incurred in connection therewith as Additional Rent payable within ten (10) days after the rendering of a bill therefor. Tenant shall notify Landlord promptly of any injury, breakage or damage to the Land, the Building, or the Premises caused by Tenant.

B. Indemnification: Tenant hereby agrees to indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses, including attorneys' fees, suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from: (i) Tenant's use and occupancy of the Premises or the business conducted by Tenant therein or Tenant's presence in the Building or on the Land, (ii) the making by Tenant of any Alterations, (iii) any act or omission of Tenant or its employees, agents or invitees, and (iv) any breach or default by Tenant in the observance or performance of its covenants and obligations under this Lease. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be liable for consequential damages except those resulting from a breach of Tenant’s obligations under Sections 21 and 36 hereof.

15. LIMITATION ON LANDLORD LIABILITY.

A. Liability Standard: Landlord shall not be liable to Tenant or any other individual or entity for any damage, loss or claim whatsoever, except damages, losses and claims that are the direct result of Landlord's gross negligence or willful misconduct; however, in no event shall Landlord be liable for consequential damages.

B. Limitation on Total Liability: Notwithstanding any other provision of this Lease, it is expressly understood and agreed that the total liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant's use of the Premises, shall be limited to the estate of Landlord in the Building. No other property or assets of Landlord or any partner or owner of Landlord shall be subject to levy, execution, or other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant's use of the Premises.

16. FIRE AND OTHER CASUALTY.

If the Premises shall be damaged by fire or other casualty, other than as a result of the negligence or misconduct of Tenant, this Lease shall not terminate and, upon adjustment of insurance claims, Landlord shall repair the damage to the condition existing on the Delivery Date, provided that Landlord shall have no obligation to repair damage to or replace Tenant's Personal Property or Installations (as defined above). No compensation or reduction of Rent shall be paid or allowed for inconvenience, annoyance or injury to Tenant or Tenant's business arising from any damage to or repair of the Premises or the Building.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, Unavoidable Delay or obtaining approval from any applicable governmental authority having jurisdiction over Hazardous Materials to restore the Premises (“Hazardous Material Clearances”), all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Provided Tenant fully and promptly cooperates with Landlord, following written or verbal notice to Tenant, with all reasonable procedures Landlord deems necessary for Landlord to obtain such Hazardous Materials Clearances, Rent shall be abated from the date of such casualty until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. Such abatement shall be the sole remedy of Tenant and Tenant waives any right to terminate this Lease by reason of damage or casualty loss. If Tenant fails to cooperate as described herein, neither Base Rent nor Additional Rent shall be abated until the date upon which Landlord is able to obtain such Hazardous Materials Clearances.

Notwithstanding anything herein to the contrary, if (1) insurance proceeds are insufficient to pay the full cost of such repair and restoration, (2) the holder of any Mortgage fails or refuses to make insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws do not permit such repair and restoration, or (4) the Building is damaged by fire or casualty (whether or not the Premises has been damaged) to such an extent that Landlord decides, in its sole and absolute discretion, not to rebuild or reconstruct the Building, then Landlord, at its option, may give Tenant, within sixty (60) days after the casualty, written notice of termination of this Lease, and this Lease and the Term shall terminate (whether or not the Term has commenced) upon the expiration of thirty (30) days from the date of the notice, with the same effect as if the new expiration date had been the Lease Expiration Date, and all Base Rent and Additional Rent payable pursuant to Section 5 of this Lease shall be apportioned as of such date.

Notwithstanding anything herein to the contrary, if Landlord estimates that the restoration of the Premises and the Building cannot be completed by the two hundred seventieth (270th) day following the date of the casualty, and all or a substantial portion of the Premises will not be tenantable during such period, then Tenant may terminate this Lease by written notice to Landlord, which notice shall be given by Tenant, if at all, within ten (10) days following the date of such estimate. If the restoration of the Premises and the Building has not been completed by the two hundred seventieth (270th) day following the date of the casualty, and all or a substantial portion of the Premises is not tenantable as a result of the casualty, Tenant may terminate this Lease by written notice to Landlord, which notice shall be given by Tenant, if at all, within ten (10) days following such two hundred seventieth (270th) day, but in any event prior to Landlord’s delivery of the Premises to Tenant with the restoration of the Premises substantially complete.

If the Premises or the Building shall be damaged by fire or other casualty due to the negligence or misconduct of Tenant: (i) Tenant shall not be permitted to terminate this Lease pursuant to the immediately preceding paragraph, (ii) Landlord shall have no obligation to repair the Premises or the Building, (iii) this Lease shall, at Landlord's option, not terminate, (iv) Landlord may at Tenant's expense repair the damage, and (v) Landlord may pursue any legal and equitable remedies available to it.

17. INSURANCE.

A. Tenant's Insurance:

(a) Throughout the Term, Tenant shall obtain and maintain the following:

(1) Commercial General Liability insurance (written on an ISO occurrence form or equivalent basis) including contractual liability coverage insuring the obligations assumed by Tenant under this Lease (including those set forth in Sections 14.B. and 36.B.), premises and operations coverage, broad form property damage coverage and independent contractors coverage, and personal injury with a minimum of Two Million Dollars ($2,000,000) each occurrence and Three Million Dollars ($3,000,000) general aggregate. If the policy is a blanket policy and also covers locations other than the Premises, the policy shall include a provision to the effect that the aggregate limit of Three Million Dollars ($3,000,000) shall apply separately at the Premises. The policy limits may be obtained through any combination of primary and excess insurance.

 (2) Property Insurance written on a “Special Cause of Loss” form covering Tenant’s business personal property, stock, and, if applicable, inventory, and leasehold improvements at 100% of the full replacement value written with a deductible of not more Five Thousand Dollars ($5,000). Such property insurance shall be in an amount not less than that required to replace all of the original tenant improvements installed in the Premises pursuant to Exhibit C attached hereto or Section 3 hereof, as applicable, and made a part hereof, all Alterations and all other contents of the Premises (including, without limitation, Tenant's trade fixtures, decorations, furnishings, equipment and personal property).

(3) Business interruption insurance, loss of income and extra expense insurance shall be in an amount equal to Tenant's gross earnings for the then most recently expired twelve (12) month period, but in no event shall any such insurance coverage be in an amount less than the Base Rent then in effect during any Lease Year.

(4) Comprehensive automobile liability insurance (covering automobiles owned by Tenant, if any and hired and non-owned automobiles). Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000.00) bodily injury and property damage for each accident.

(5) worker's compensation insurance providing statutory limits as required by the jurisdiction in which the Building is located and employer's liability insurance with minimum limits of $500,000 each accident, $500,000 each employee-disease and $500,000 policy limit-disease. Such policy shall provide a waiver of subrogation in favor of Landlord.

(b) All insurance carried by Tenant pursuant to Section 17.A.(a) hereof shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, that has been approved in advance by Landlord and that has a rating equal to or exceeding A-X from Best's Insurance Guide; (2) name Landlord, the managing agent of the Building and the holder of any Mortgage as additional insureds/loss payees (as applicable, provided that such parties shall only be named as loss payees with respect to any improvements, alterations or betterments in the Premises which were paid for by Landlord or which will become the property of Landlord at the expiration or earlier termination of this Lease but this requirement shall not apply with respect to any of Tenant’s Personal Property) providing an Additional Insured – Managers or Lessors of Premises Endorsement (#CG-20-11-01-96 or equivalent); (3) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and its employees and agents (including, but not limited to, Landlord’s managing agent) from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or would have been covered by insurance it is required to carry under this Lease); (4) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, its partners, agents (including, but not limited to, Landlord’s managing agent), employees, and representatives, in connection with any loss or damage covered by such policy; (5) be acceptable in form and content to Landlord; (6) be primary and non-contributory; (7) contain an endorsement for cross liability and severability of interests; and (8) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer first giving Landlord and any Mortgagee thirty (30) days' prior written notice (by certified or registered mail, return receipt requested) of such proposed action. No such policy shall contain any deductible provision except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord reserves the right from time to time, but not more than three (3) times during the initial Term of this Lease, to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of first-class office buildings in the Washington, D.C., metropolitan area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types of insurance. Tenant shall deliver a certificate (on Acord Form 27) of all such insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord concurrently with Tenant's execution of this Lease and at least annually thereafter. Tenant shall give Landlord immediate notice in case of fire, theft or accident in the Premises, and in the case of fire, theft or accident in the Building if involving Tenant, its agents, employees or Invitees. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease.

Except for the indemnification contained in Section 36.B. hereof with respect to Hazardous Materials, neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under workers' compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party or its agents or employees. The provision of this Section 17.A.(b) shall not limit the indemnification for liability to third parties pursuant to Section 14 hereof. In the event of a permitted sublease or other occupancy agreement for all or a portion of the Premises, the subtenant or occupant shall expressly agree in writing to be bound by the provisions of this Section 17.A.(b) (as if such subtenant or occupant were Tenant hereunder) for the benefit of Landlord.

B. Tenant's Contractor's Insurance

Tenant shall require any contractor of Tenant performing work on the Premises to carry and maintain at no expense to Landlord, a non-deductible:

(c) Commercial general liability insurance policy, including (but not limited to) contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor's protective liability coverage, to afford protection with respect to personal injury, death or property damage of not less than Three Million Dollars ($3,000,000) per occurrence combined single limit/Three Million Dollars ($3,000,000) general aggregate (but not less than $3,000,000 per location aggregate);

(d) Comprehensive automobile liability insurance policy with a combined single limit for each occurrence of not less than One Million Dollars ($1,000,000) with respect to personal injury or death and property damage; and

(e) Worker’s compensation insurance policy or similar insurance in form and amounts required by law. Such policy shall provide a waiver of subrogation in favor of Tenant and Landlord.

C. Landlord's Insurance: Landlord agrees to carry and maintain special cause of loss property insurance (with replacement cost coverage) covering the Building and Landlord's property therein in an amount required by its insurance company to avoid the application of any coinsurance provision and as Landlord, in its reasonable judgment, determines to be appropriate based upon coverages in force with respect to comparable office buildings in the North Rockville submarket of Montgomery County, Maryland. Landlord shall use reasonable efforts to secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate.

D. Effect of Tenant's Activities on Insurance: Tenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Land, the Building or the Premises which will increase the rate of, or make void or voidable, any fire or other insurance maintained or required to be maintained by Landlord or any Mortgagee on the Building, the Land or the property kept thereon or therein, which will conflict with the provisions of any such insurance policy or which will make it impracticable for Landlord to obtain insurance covering any risks against which Landlord reasonably deems it advisable to obtain insurance. In the event any increases in the rates of such insurance are, in Landlord's reasonable judgment, due to Tenant's presence in the Building, to any activity conducted or property installed or placed by Tenant on or about the Land, the Building or the Premises or to Alterations installed by Tenant or at Tenant's request, Tenant shall reimburse Landlord for the amount of such increases promptly upon demand therefor. Statements by the applicable insurance company or insurance rating bureau that such increases are due to any of Tenant's activity, property or improvements shall be conclusive for the purposes of determining Tenant's liability hereunder.

E. Termination Right: Landlord shall have the right to terminate this Lease upon thirty (30) days’ notice to Tenant in the event Landlord receives notice from any of Landlord's insurance carriers that such carrier intends to cancel its insurance on the Building, or to increase the cost of such insurance by more than one hundred percent (100%) above the premium payable by Landlord immediately prior to such notice, due to the activities of Tenant or the presence of Tenant in the Building. However, Landlord shall not terminate this Lease in the event Landlord is able, with good faith efforts, to obtain equivalent insurance from an insurance carrier satisfactory to Landlord at a premium not more than one hundred percent (100%) greater than the premium for the cancelled insurance; provided that Tenant shall reimburse Landlord for all additional premiums charged to Landlord by such new insurance carrier. It is expressly understood that Landlord shall not have the right to terminate this Lease pursuant to this Section 17.E. (i) if any cancellation or rate increase is due to factors generally applicable to the insurance or rental market, rather than to Tenant's activities or presence in the Building, or (ii) Tenant is conducting only the permitted use (as of the date of this Lease) pursuant to Section 6.A. of this Lease at the Premises, and such use is being conducted in accordance with all applicable Laws in accordance with the provisions of this Lease.

18. CONDEMNATION.

A. Landlord's Right to Terminate: If a substantial part of the Premises, the Building or the Land is taken or condemned by any governmental or quasi-governmental authority for any purpose or is granted to any authority in lieu of condemnation (collectively, a "taking"), Landlord shall have the right in its sole discretion to terminate this Lease by written notice to Tenant, and upon the giving of such notice, the Term shall terminate as of the date title vests in the authority, and Base Rent and Additional Rent payable pursuant to Section 5 hereof shall be abated as of that date. For purposes of this Section 18, a substantial part of the Premises, the Land or the Building shall be considered to have been taken if, in the sole opinion of Landlord, the taking shall render it commercially undesirable for Landlord to permit this Lease to continue or to continue operating the Building.

B. Adjustment of Rent: If a portion of the Premises is taken and Landlord does not elect to terminate this Lease pursuant to Section 18.A. hereof, then Base Rent and Additional Rent payable pursuant to Section 5 hereof shall be equitably adjusted as of the date title vests in the authority and this Lease shall otherwise continue in full force and effect.

C. Division of Award: Tenant shall have no claim against Landlord arising out of or related to any taking, or for any portion of the amount that may be awarded as a result, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Term, loss of profits or goodwill, leasehold improvements or severance damages, and Tenant hereby assigns to Landlord all its rights, title and interest in and to any such award; provided, however, that Tenant may assert any claim it may have against the authority for compensation for Tenant's Personal Property and for any relocation expenses compensable by statute, as long as such awards shall be made in addition to and stated separately from the award made for the Land, the Building and the Premises.

19. DEFAULT.

A. Default of Tenant: The following events shall be a default by Tenant (a "Default") under this Lease:

(1) Failure of Tenant to pay Rent as and when due; provided, however, that with respect to the first two (2) such failures in any twelve (12) month period only, no Default shall be deemed to have occurred unless such failure continues for a period of three (3) days after written notice thereof from Landlord to Tenant.

(2) Failure of Tenant to comply with or perform any covenant or obligation of Tenant under this Lease, if the failure continues for thirty (30) days after notice from Landlord to Tenant specifying the failure, other than (i) those concerning the payment of Rent, (ii) those set forth in any of Sections 8.B., 17, 21, 22, 26, 35, 36 and 38 hereof, as to which a specific timeframe for the performance of such covenant or obligation is set forth therein, and (iii) any Default arising under subsections (3), (4), (5) or (6) of this Section 19.A.; provided, however, that if the failure on the part of Tenant is not capable of being cured within such 30-day period but Tenant expeditiously commences to cure same and diligently proceeds with such cure, Tenant’s time to cure such failure shall be extended for the time necessary to cure same, but in no event longer than sixty (60) days, inclusive of the original 30-day period.

(3) [Intentionally omitted].

(4) If Tenant, any Guarantor or, if Tenant is a partnership, any partner of Tenant ("Partner"), shall file a voluntary petition in bankruptcy or insolvency, shall be adjudicated bankrupt or insolvent or shall file a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other Laws, or shall make an assignment for the benefit of creditors, or shall seek or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any Guarantor or Partner or of all or any part of the property of Tenant or of such Guarantor or Partner.

(5) If, within ninety (90) days after the commencement of any proceeding against Tenant or any Guarantor or Partner, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable federal, state or other Laws, such proceeding shall not have been dismissed or if, within ninety (90) days after the appointment of any trustee, receiver or liquidator of Tenant or any Guarantor or Partner, or of all or any part of the property of Tenant or of any Guarantor or Partner, without the acquiescence of such individual or entity, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall have been issued against the property of Tenant or of any Guarantor or Partner, pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied.

(6) If Tenant fails to take possession of the Premises on the Lease Commencement Date or vacates, abandons or ceases to carry on its ordinary activities in the Premises prior to the Lease Expiration Date, with or without an intention of paying Rent; provided, however, that if (i) Tenant gives Landlord at least thirty (30) days prior written notice that it intends to vacate the Premises, (ii) Tenant pays the full amount of all Rent when due under this Lease while the Premises are vacant, and (iii) Tenant leaves the Premises in the condition required by this Lease and continues to maintain the Premises in the condition required by this Lease throughout the remainder of the Term, then, and in such event only, Tenant shall not be deemed to be in Default under this Section 19.A.(6).

(7) Failure of Tenant to comply with or perform any covenant or obligation under Sections 8.B., 17, 21, 22, 26, 35, 36 or 38 hereof within the specific timeframe for the performance of such covenant or obligation set forth in the applicable Section.

B. Remedies Upon Default: Upon the occurrence of a Default, Landlord shall have the right, then or at any time thereafter:

(1) Without demand or notice, to reenter and take possession of all or any part of the Premises in accordance with applicable legal process, to expel Tenant and those claiming through Tenant and to remove any property therein, either by summary proceedings or by any other action at law, in equity or otherwise, with or without terminating this Lease, without being deemed guilty of trespass and without prejudice to any other remedies of Landlord for breach of this Lease, and/or

(2) To terminate this Lease by written notice to Tenant, whereupon this Lease shall terminate on the date specified in Landlord's notice, and Tenant's right to possession of the Premises shall cease as of such date.

If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done shall cease, without prejudice to Landlord's right to recover from Tenant all Rent, as set forth in Sections 19.C. and 19.D. below. If Landlord elects to reenter pursuant to Section 19 above, Landlord may terminate this Lease, or, from time to time without terminating this Lease, may relet all or any part of the Premises as the agent of Tenant, for such term, at such rental and upon such other provisions as Landlord deems acceptable, with the right to make any alterations and repairs to the Premises that Landlord deems appropriate, including, but not limited to, restoring the Premises and Building to a condition necessary to comply with FDA regulations and any applicable Laws such that the Premises and Building may be relet to another tenant without delay due to inability to obtain a permit or certificate of occupancy, at Tenant's expense. No such reentry or taking of possession of the Premises shall be construed as an election to terminate this Lease, unless notice of such intention is given pursuant to Subsection B.(2) above, or unless termination be decreed by a court of competent jurisdiction at the instance of Landlord. Landlord shall in no event be under any obligation to relet any part of the Premises.

C. Liability of Tenant: If Landlord terminates this Lease or reenters the Premises (with or without terminating this Lease), Tenant shall remain liable (in addition to all other liabilities of Tenant accrued at the time of the Default) for the sum of (i) any unpaid Rent accrued prior to the time of termination and/or reentry, as the case may be, plus interest thereon from the due date at the Default Rate, (ii) all Base Rent and Additional Rent provided for in this Lease from the time of termination and/or reentry, as the case may be, until the date this Lease would have expired had a Default not occurred, plus interest thereon from the due date at the Default Rate, (iii) any and all expenses (including but not limited to reasonable attorneys' and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in first-class rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default; minus the net proceeds (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) actually received by Landlord, if any, from any reletting to the extent attributable to the period prior to the date this Lease would have expired had a Default not occurred. Landlord shall have the option to recover any damages sustained by Landlord either at the time of reletting, if any, or in separate actions from time to time as said damages shall have been made more easily ascertainable by successive relettings or, at Landlord's option, to defer any such recovery until the date this Lease would have expired in the absence of a Default, in which event Tenant hereby agrees that the cause of action shall be deemed to have accrued on the aforesaid date. The provisions of this Section 19.C. shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have for anticipatory breach of this Lease.

D. Liquidated Damages: In addition to Landlord's rights pursuant to Section 19.C. above, if Landlord terminates this Lease, Landlord shall have the right at any time, at its sole option, to require Tenant to pay to Landlord on demand, as liquidated damages, the sum of (i) the total of the Base Rent, Additional Rent and all other sums which would have been payable under this Lease from the date of Landlord's demand for liquidated damages ("Landlord's Demand") until the date this Lease would have terminated in the absence of the Default, discounted to present value at the rate of five percent (5%) per annum (the "Discount Rate"), (ii) all unpaid Rent accrued prior to the time of Landlord's Demand, plus interest thereon from the due date at the Default Rate, (iii) any and all expenses (including but not limited to reasonable attorneys' and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in first-class rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default; minus the sum of (a) the net fair market rental value of the Premises for the period referred to in Section 19.D.(i) above, discounted to present value at the Discount Rate, and (b) any sums actually paid by Tenant to Landlord pursuant to Subsection C. above; provided, however, that if said damages shall be limited by law to a lesser amount, Landlord shall be entitled to recover the maximum amount permitted by law. The "net fair market rental value" referred to in Section 19.D.(a) above shall be the fair market rental value of the Premises at the time of Landlord's Demand, reduced by any rental abatements, tenant improvement allowances and other concessions and inducements generally provided by landlords seeking to lease comparable commercial property in the area of the Premises at the time of Landlord's Demand. If reletting is accomplished within a reasonable time after Lease termination, the "net fair market rental value" referred to in Section 19.D.(a) above shall be deemed prima facie to be the net rental income (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) realized upon such reletting.

E. Waiver: Tenant, on its own behalf and on behalf of all persons and entities claiming through Tenant, including but not limited to creditors of Tenant, hereby waives any and all rights and privileges which Tenant and such other persons and entities might otherwise have under any present or future Laws: (i) to redeem the Premises, (ii) to reenter or repossess the Premises, or (iii) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court, any reentry by Landlord or any expiration or termination of this Lease, whether by operation of law or pursuant to the provisions of this Lease. Tenant hereby expressly waives receipt of any notice to quit.

F. Lien on Personal Property: Landlord shall have a lien upon Tenant's Personal Property and other property brought onto the Premises by Tenant, as and for security for the Rent and other obligations of Tenant herein provided. Such lien shall be in addition to all rights of distraint and statutory liens available under applicable Laws. Within five (5) days after request from time to time, Tenant shall execute, acknowledge and deliver to Landlord a financing statement in recordable form and any other document evidencing or establishing such lien and security interest which may be requested by Landlord. During the Term, Tenant shall not sell, transfer or remove from the Premises any of Tenant's tangible property without Landlord's prior written consent. In order to further assure Tenant's performance of its obligations under this Lease, Tenant covenants that during the Term, it will not convey or otherwise transfer its assets or permit its assets to be encumbered or subject to financing.

Landlord may, at any time after a Default, seize and take possession of any and all such property. If Tenant fails to redeem the property so seized by payment of whatever sums may be due Landlord pursuant to this Lease, then Landlord shall have the right, after twenty (20) days written notice to Tenant to sell such personal property at public or private sale and upon such terms and conditions as Landlord may deem advantageous, and after the payment of all proper charges incident to such sale, apply the proceeds thereof to the payment of any balance due to Landlord hereunder and pay any remaining balance to Tenant. The exercise by Landlord of the foregoing remedy shall not discharge Tenant from any deficiency owed to Landlord, nor shall it preclude the exercise by Landlord of any other rights and remedies. Landlord shall not be liable to Tenant, or other owners of property seized, for damages, general or special, if Landlord reasonably believed it was acting lawfully in seizing property located in the Premises. Tenant hereby agrees to indemnify, protect, save and hold harmless Landlord and its successors, assigns and agents from any and all liabilities, obligations, losses, damages, claims, actions, suits, costs or expenses (including reasonable attorney's fees) of any kind or nature imposed on, incurred by or asserted against Landlord which in any way relate to or arise out of a breach of Tenant's obligations under this paragraph. In event of a termination of this Lease following a Default by Tenant hereunder, Tenant hereby assigns any guaranties or warranties with respect to any items of its furniture, fixtures and equipment to Landlord, it being agreed that Tenant shall give to Landlord any assignment or other assurance necessary to affect Landlord’s right of direct enforcement of any such warranty or guaranty.

G. Right of Distress: Landlord shall, to the extent permitted by law, have a right of distress for Rent.

H. Right of Landlord to Cure: If Tenant defaults in the making of any payment or in the doing of any act required to be made or done by Tenant under this Lease, then Landlord may, at its option, make such payment or do such act, and the expenses thereof, with interest thereon at the Default Rate, from the date paid by Landlord, shall constitute Additional Rent hereunder due and payable by Tenant with the next payment of Monthly Base Rent.

I. Attorneys' Fees: In the event of any Default hereunder, Tenant shall pay to Landlord all reasonable attorneys' fees incurred by Landlord in connection with such Default or the enforcement of Landlord's rights or remedies arising in connection therewith, whether or not this Lease is terminated and whether or not Landlord institutes any lawsuit against Tenant as a result of such Default. In addition to the foregoing, whether or not this Lease is terminated, Tenant shall pay to Landlord all other costs incurred by Landlord with respect to any lawsuit instituted or action taken by Landlord to enforce the provisions of this Lease.

J. Survival: Tenant's liability pursuant to this Section 19 shall survive the termination of this Lease, the institution of summary proceedings and/or the issuance of a warrant thereunder.

20. NO WAIVER.

No failure or delay by Landlord in enforcing its right to strict performance by Tenant of every provision of this Lease or in exercising any right or remedy hereunder, and no acceptance by Landlord of full or partial rent during the continuance of any Default, shall constitute a waiver of the provision or the Default, and no provision shall be waived or modified except by a written instrument executed by Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the full Rent shall be deemed to be other than a payment on account, notwithstanding any endorsement or statement on any check or letter accompanying any payment of any Rent. No waiver of any Default or settlement of any proceeding instituted on account of any claimed Default shall affect or alter this Lease or constitute a waiver of any of Landlord's rights hereunder.

21. HOLDING OVER.

If Tenant shall be in possession of the Premises after termination of this Lease (whether by normal expiration of the Term or otherwise), at Landlord's option: (i) Landlord may deem Tenant to be occupying the Premises as a tenant from month-to-month, at the sum of one hundred fifty percent (150%) of the Monthly Base Rent in effect for the last full month of the Term, plus the monthly installment of Additional Rent which is then payable pursuant to Section 5. of this Lease, and subject to all of the other provisions of this Lease, as applicable to a month-to-month tenancy, and (ii) Landlord may exercise any or all remedies for Default and at law and in equity, including but not limited to an action against Tenant for wrongfully holding over; provided, however, Tenant shall only be liable for consequential damages if such holdover lasts for more than sixty (60) days following the date of the expiration or earlier termination of this Lease. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Term, and nothing contained herein shall be construed to constitute Landlord's consent to any holdover or to give Tenant any right with respect thereto.

22. SUBORDINATION.

LL. Lease Subordinate: This Lease shall be subject and subordinate to the lien of any and all Mortgages and to any Ground Leases, and any and all renewals, extensions, modifications, recastings and refinancings thereof. This clause shall be self-operative, without execution of any further instrument; but if requested by Landlord or any Mortgagee, Tenant shall promptly execute a certificate or other document evidencing and providing for such subordination. Landlord shall have the right to execute said document on behalf of Tenant if Tenant fails to do so within ten (10) business days after receipt of the request. Tenant agrees that, if any Mortgage is foreclosed or Ground Lease terminated, upon request by the purchaser at the foreclosure sale or Ground Lessor, as the case may be, Tenant shall attorn to and recognize the purchaser or Ground Lessor as the landlord under this Lease and shall make all payments required hereunder to such new landlord without any deduction or set-off of any kind whatsoever. Tenant waives the provisions of any Laws, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure, termination or other proceeding is filed, prosecuted or completed. Notwithstanding anything herein to the contrary, any Mortgagee may at any time subordinate the lien of its Mortgage to the operation and effect of this Lease without Tenant's consent, by giving Tenant written notice of such subordination, in which event this Lease shall be deemed to be senior to such Mortgage, and thereafter such Mortgagee shall have the same rights as it would have had if this Lease had been executed, delivered and recorded before said Mortgage.

MM. Modifications to Lease: If any of Landlord's insurance carriers or any Mortgagee requests modifications to this Lease, then Tenant shall execute a written amendment incorporating such requested modifications within thirty (30) days after the same has been submitted to Tenant by Landlord, provided that such modifications do not materially adversely affect Tenant's use of the Premises as herein permitted or increase the rentals and other sums payable by Tenant hereunder. In the event that Tenant refuses or fails to execute such amendment within thirty (30) days after Landlord’s delivery of same to Tenant, then Landlord shall have the right, at its sole option, in addition to Landlord's other remedies for Default, to terminate and cancel this Lease by written notice to Tenant specifying the date on which this Lease will terminate. From and after said termination date, both Landlord and Tenant shall be relieved of any and all further obligations hereunder, except liabilities arising prior to the date of termination.

NN. SNDA: Simultaneously with Landlord’s execution of this Lease, Landlord shall, at no cost to Tenant, deliver to Tenant a subordination, attornment and non-disturbance agreement for the benefit of Tenant from the current Mortgagee on such Mortgagee’s standard form (“SNDA”). Notwithstanding the foregoing or anything to the contrary contained herein, provided that no default exists under this Lease (or if a default then exists, it is cured within the applicable notice and cure period), Landlord shall use commercially reasonable efforts to deliver to Tenant a commercially reasonable SNDA from any future Mortgagees, at no cost to Tenant; provided, however, that in the event that Landlord does not obtain such SNDA, Landlord shall have no liability for such failure, and this Lease shall be and remain subject and subordinate to the lien of said Mortgage and to any and all renewals, extensions, modifications, recastings and refinancings thereof.

23. ASSIGNMENT AND SUBLETTING.

A. No Transfer Without Consent: Tenant shall not, without the prior written consent of Landlord in each instance (which consent may be withheld in Landlord's sole and absolute discretion) (i) assign, mortgage or otherwise encumber this Lease or any of its rights hereunder; (ii) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any persons or entities other than Tenant; or (iii) permit the assignment of this Lease or any of Tenant's rights hereunder by operation of law. Any attempted assignment, mortgaging or encumbering of this Lease or any of Tenant's rights hereunder and any attempted subletting or grant of a right to use or occupy all or a portion of the Premises in violation of the foregoing sentence shall be void. If at any time during the Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant's request to Landlord for Landlord's consent thereto, Tenant shall give thirty (30) days’ notice prior to Landlord in writing ("Tenant's Request Notice") containing: the identity of the proposed assignee, subtenant or other party and a description of its business; the terms of the proposed assignment, subletting or other transaction; the commencement date of the proposed assignment, subletting or other transaction (the "Proposed Sublease or Assignment Commencement Date"); the area proposed to be assigned, sublet or otherwise encumbered (the "Proposed Sublet or Assignment Space"); the proposed use of the proposed assignee or subtenant, including the Hazardous Materials intended to be used, stored, handled, treated, generated, disposed or released from the Premises and related permits, reports and management, storage and installation plans; the most recent financial statement or other evidence of financial responsibility of such proposed assignee, subtenant or other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction. Notwithstanding the foregoing, Landlord agrees that it shall not unreasonably withhold, condition or delay its consent to a proposed subletting, provided that all of the following conditions are satisfied: (1) there shall be no default at the time of the proposed subletting, (2) the proposed subtenant shall be creditworthy, (3) the proposed subtenant shall not be a governmental entity or a person or entity enjoying sovereign or diplomatic immunity, (4) the use of the Premises by the proposed subtenant shall not attract a volume, frequency or type of visitor or employee to the Building which is not consistent with the standards of a high-quality office building, (5) the proposed subtenant shall specifically covenant and agree to perform the obligations of Tenant hereunder and to occupy the Premises subject to the provisions of this Lease, and (6) Tenant remains liable for the faithful performance of this Lease.

B. [Intentionally Omitted.]

C. Transfer of Ownership Interests: If Tenant is a partnership, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or change (whether voluntary, involuntary or by operation of law) of partners owning a controlling interest in Tenant (including each general partner), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section 23. If Tenant is a corporation (or a partnership with a corporate general partner), then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant (or such corporate general partner), shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section 23; provided, however, that this sentence shall not apply to corporations whose stock is traded through a national or regional exchange or over-the-counter market. If Tenant is a limited liability company, then any dissolution of Tenant or a withdrawal or change, whether voluntary, involuntary or by operation of law, of members owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease which is subject to the provisions of this Section 23. In addition, a transfer of all or substantially all of the assets of Tenant, either by merger, consolidation, or otherwise shall be deemed to be an assignment which is subject to the provisions of this Section 23. Whether Tenant is a partnership, corporation or any other type of entity, then at the option of Landlord, a sale of all or substantially all of Tenant's assets, a change in Tenant's name of which Landlord has not received prior notice, or a conversion into any other type of entity shall also be deemed a voluntary assignment of this Lease which is subject to the provisions of this Section 23.

D. Expenses and Profits; Effect of Consent:

(1) In the event Landlord permits Tenant to assign or sublet all or a portion of the Premises to a third party, fifty percent (50%) of any sums that are paid by such third party for the right to occupy the Premises, in excess of the Rent then in effect, after Tenant has first deducted its actual and reasonable out-of-pocket third party costs incurred by Tenant in connection with a sublease or assignment for brokerage commissions, advertising fees, attorneys’ fees and tenant improvements, shall be paid by Tenant to Landlord on a monthly basis as Additional Rent.

(2) Tenant shall be responsible for all costs and expenses, including attorneys' fees, incurred by Landlord in connection with any proposed or purported assignment or sublease and an administrative fee of Two Thousand Five Hundred Dollars ($2,500.00).

(3) The consent by Landlord to any assignment or subletting shall neither be construed as a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, nor as relieving Tenant from giving Landlord the aforesaid thirty (30) days’ notice of, or from obtaining the consent of Landlord to, any further assignment or subletting. The collection or acceptance of Rent from any such assignee or subtenant shall not constitute a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, except as expressly agreed by Landlord in writing.

E. Conditions of Assignment or Sublease: All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord's request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Term is terminated or Landlord succeeds to Tenant's interest in the Premises by voluntary surrender or otherwise, at Landlord's sole option, the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease or, at Landlord's sole option, the subtenant shall execute a direct lease with Landlord on Landlord's then current standard form.

F. Permitted Subleases and Assignments: Notwithstanding the foregoing provisions of this Article 23, Landlord agrees that so long as (a) no default is then continuing beyond any applicable cure period, (b) no circumstance shall have occurred which with the giving of notice, the passage of time, or both would constitute a Default by Tenant, and (c) the creditworthiness and liquidity factor of any entity into which Tenant shall merge are greater than or equal to the creditworthiness and liquidity factor of Tenant as of the date of execution of this Lease and such entity’s tangible net worth is equal to or greater than Eighty-Five Million Dollars ($85,000,000), the provisions of Sections 23.A., 23.B., 23.C., 23.D.(1) and 23.D.(2) shall not be applicable with regard to an assignment of this Lease or a subletting of all or any portion of the Premises to Tenant’s Affiliate (as hereinafter defined), so long as (1) Tenant originally named herein shall remain primarily liable under this Lease, notwithstanding any such assignment or subletting (unless Tenant has merged into such entity, in which case such surviving entity shall assume all of the obligations of Tenant under this Lease), (2) no other or further assignment or subletting to other than an Affiliate shall be permitted without Landlord’s prior written consent and (3) in the case of an assignment, the assignee executes an assignment and assumption agreement in Landlord’s then standard form with respect to the assumption by the assignee of all of Tenant’s then existing and future obligations under this Lease. An “Affiliate” shall be a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Tenant, or which has succeeded to the ownership of Tenant or of substantially all of Tenant’s assets by merger or consolidation. “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding the other provisions of this Section 23, in the event that Tenant is prevented from providing Landlord with prior notice of an assignment or other transfer of its interests under this Lease to an Affiliate as a result of laws and governmental regulations applicable to publicly traded companies prohibiting such disclosure, then, Tenant shall provide Landlord with written notice of such transfer as soon as reasonably practically thereafter, but in any event within ten (10) business days following the occurrence of the same.

G. Permitted Occupants: Notwithstanding anything contained in this Section 23 to the contrary (except Section 23.E above), if (1) there is no Default hereunder and no monetary default on the part of Tenant then exists hereunder and (2) CBG (as defined in Section 41.A. hereof), remains in occupancy of at least seventy-five percent (75%) of the Premises, then CBG may, without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 23.A., 23.C., 23.D.(1) and 23.D.(2) above, grant short-term occupancy rights to third parties (of no longer than twelve (12) months); provided, however, that (a) such portions of the Premises so affected shall not be separately demised or segregated from the Premises by the construction of a partition wall or entrances and shall not be greater than twenty-five percent (25%) of the Premises in the aggregate of all such occupancy rights, (b) such arrangements shall be with entities whose use shall be substantially similar and harmonious to the use of the Premises by CBG, (c) Tenant shall not charge a fee or rent to any such occupant in excess of the Rent payable by Tenant under this Lease for the same space, (d) any such permitted occupant shall agree to indemnify Landlord, Landlord’s management agent and any Mortgagees and to hold them harmless from and against all costs, damages, claims, liabilities and expenses, including, but not limited to, reasonable attorneys' fees, directly or indirectly, based on, arising out of or resulting from: (i) such permitted occupant’s use and occupancy of the Premises or the business conducted by such permitted occupant therein or such permitted occupant’s presence in the Premises, (ii) any act or omission of such permitted occupant or its employees, agents or contractors, (iii) any breach or default by such permitted occupant in the observance or performance of Tenant’s covenants and obligations under this Lease (other than Tenant’s obligations to pay Base Rent and Additional Rent hereunder), and (e) Tenant shall notify Landlord of such arrangement at least ten (10) business days prior to such arrangement(s) commencing.

24. TRANSFER BY LANDLORD.

Landlord (and any successor or affiliate of Landlord) may freely sell, assign or transfer all or any portion of its interest in this Lease or the Premises, the Building or the Land and, in the event of any such sale, assignment or transfer, shall be relieved of any and all obligations under this Lease from and after the date of the sale, assignment or transfer. From and after said date, Tenant shall be bound to such purchaser, assignee or other transferee, as the case may be, as though the latter had been the original Landlord hereunder, provided that the purchaser, assignee or transferee agrees to assume the obligations of Landlord hereunder.

25. INABILITY TO PERFORM.

This Lease and Tenant's obligation hereunder shall in no way be affected, impaired or excused, nor shall Tenant have any claim against Landlord for damages, because Landlord, due to Unavoidable Delays, is unable to fulfill any of its obligations under this Lease, including, but not limited to, any obligations to provide any services, repairs, replacements, alterations or decorations or to supply any improvements, equipment or fixtures.

26. ESTOPPEL CERTIFICATES.

Tenant shall, without charge, within ten (10) business days after receipt of any request therefor, execute and deliver to Landlord a certificate stating: (i) whether this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect and setting forth all such modifications); (ii) whether there then exist any defenses against the enforcement of any right of Landlord hereunder (and, if so, specifying the same in detail); (iii) the dates to which rent and any other charges hereunder have been paid by Tenant; (iv) that Tenant has no knowledge of any then uncured defaults under this Lease (or, if Tenant has knowledge of any such defaults, specifying the same in detail); (v) that Tenant has no knowledge of any event that will or may result in the termination of this Lease (or if Tenant has such knowledge, specifying the same in detail); (vi) the address to which notices to Tenant are to be sent; and (vii) such other information as may be reasonably requested. It is understood that any such certificate may be relied upon by Landlord, any Mortgagee, prospective Mortgagee, Ground Lessor, prospective Ground Lessor, or purchaser or prospective purchaser of the Land or the Building. Not more than once a year, Tenant, at its sole cost, shall be entitled to obtain similar estoppel certificates from Landlord, upon which Tenant or its designee shall be entitled to rely.

27. COVENANT OF QUIET ENJOYMENT.

Landlord covenants that it has the right to make this Lease and that, if Tenant shall pay all Rent and perform all of Tenant's other obligations under this Lease, Tenant shall have the right, during the Term and subject to the provisions of this Lease, to quietly occupy and enjoy the Premises without hindrance by Landlord or its successors and assigns.

28. WAIVER OF JURY TRIAL.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other with respect to any matter arising out of or connected with this Lease.

29. BROKERS.

Landlord and Tenant each represents and warrants to the other that, except as hereinafter set forth, neither of them has employed any broker in procuring or carrying on any negotiations relating to this Lease. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty. Landlord recognizes only the Broker(s) (as set forth in Section 1.K. hereof) as broker(s) with respect to this Lease and agrees to be responsible for the payment of any leasing commissions owed to said broker(s).

30. CERTAIN RIGHTS RESERVED BY LANDLORD.

Landlord shall have the following rights, exercisable without notice, without liability for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for set-off, abatement of Rent or otherwise:

A. To change the Building's name or street address.

B. To affix, maintain and remove any and all signs on the exterior and interior of the Building.

C. To designate and approve, prior to installation, all window shades, blinds, drapes, awnings, window ventilators, lighting and other similar equipment to be installed by Tenant that may be visible from the exterior of the Premises or the Building.

D. To decorate and make repairs, alterations, additions and improvements, whether structural or otherwise, in, to and about the Building and any part thereof, and for such purposes to enter the Premises, and, during the continuance of any such work, to close temporarily doors, entry ways, Common Areas in the Building and to interrupt or temporarily suspend Building services and facilities, all without affecting Tenant's obligations hereunder, as long as the Premises remain tenantable.

E. To grant to anyone the exclusive right to conduct any business or render any service in the Building, provided Tenant is not thereby excluded from uses expressly permitted herein.

F. To alter, relocate, reconfigure and reduce the Common Areas of the Building, as long as the Premises remain reasonably accessible.

G. To alter, relocate, reconfigure, reduce and withdraw the Common Areas located outside the Building, including parking and access roads, as long as the Premises remain reasonably accessible.

H. To erect, use and maintain pipes and conduits in and through the Premises.

I. To construct improvements (including kiosks) on the Land and in the Common Areas of the Building.

J. To prohibit smoking in the entire Building or portions thereof (including the Premises) and on the Land, so long as such prohibitions are in accordance with applicable Laws.

K. If any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations.

L. Building Specific: Notwithstanding anything contained herein to the contrary, Landlord may at any time elect to alter, rehabilitate or renovate all or any portion of the Building so long as such construction does not substantially and unreasonably interfere with Tenant’s access to the Premises or substantially and unreasonably interfere with Tenant’s use of the Premises. Tenant acknowledges that Landlord has the right to undertake major renovations (including work with respect to the exterior façade of the Building) with respect to the Building and that Landlord may hereafter perform additional work, improvements and renovations with respect to the Building. In connection with any such work, improvements and renovations, the Landlord may erect scaffoldings, sidewalk bridges and other such appurtenances. Tenant agrees not to interfere with such work, improvements and renovations and further agrees that such work, improvements and renovations (and the construction appurtenances which Landlord may place at or near the Premises) shall not constitute an eviction or constructive eviction of Tenant, in whole or in part, and the Base Rent and all other items of Additional Rent hereunder shall not abate while such work, improvements and renovations are being made by reason of loss or interruption of the business of Tenant or otherwise, nor shall Tenant have any claims against Landlord by reason of such work.

31. NOTICES.

No notice, request, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and hand-delivered, sent by registered or certified mail, return receipt requested, first-class postage prepaid, or sent with charges prepaid by a nationally recognized air courier service, addressed to Landlord at the Landlord Notice Address or to Tenant at the Tenant Notice Address, as applicable, or at any other address of which either party shall notify the other in accordance with this Section 31. Such communications, if sent by registered or certified mail, shall be deemed to have been given two (2) days after the date of mailing, or if sent by a nationally recognized air courier service, shall be deemed to have been given one (1) business day after the date of deposit of the notice with such service. If any Mortgagee shall notify Tenant that it is the holder of a Mortgage affecting the Premises, no notice, request or demand thereafter sent by Tenant to Landlord shall be effective until a copy of same shall be sent to such Mortgagee in the manner prescribed in this Section 31 at such address as such Mortgagee shall designate.

32. MISCELLANEOUS PROVISIONS.

A. Benefit and Burden»
: The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors and permitted assigns.

B. Governing Law»
: This Lease shall be construed and enforced in accordance with the Laws of the jurisdiction in which the Building is located.

C. No Partnership»
: Nothing contained in this Lease shall be deemed to create a partnership or joint venture between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.

D. Delegation by Landlord»
: Wherever Landlord has the authority to take any action under this Lease, Landlord shall have the right to delegate such authority to others, and Landlord shall be responsible for the authorized actions of such agents, employees and others, to the same extent as if Landlord had taken such action itself.

E. Tenant Responsibility for Agents»
: In any case where Tenant is responsible for performing or refraining from an act or for preventing an action or result from occurring, Tenant shall also be responsible for any actions taken or omitted by Tenant's agents, employees, business invitees, licensees, contractors, subtenants, family members, guests and any other individuals or entities present in the Building or on the Land at Tenant's invitation.

F. Invalidity of Particular Provisions»
: If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be held invalid or unenforceable, the remaining provisions and the application of such invalid or unenforceable provisions to persons, entities and circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

G. Counterparts»
: This Lease may be executed in several counterparts, all of which shall constitute one and the same document.

H. Entire Agreement»
: This Lease, and any exhibits and addenda attached hereto, embody the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease or in the exhibits or addenda shall be of any force or effect. No rights, privileges, easements or licenses are granted to Tenant hereby, except as expressly set forth herein.

I. Amendments»
: This Lease may not be modified in whole or in part in any manner other than by an agreement in writing.

J. Mortgagee's Performance»
: Tenant shall accept performance of any of Landlord's obligations hereunder by any Mortgagee.

K. Limitation on Interest»
: In any case where this Lease provides for a rate of interest that is higher than the maximum rate permitted by law, the rate specified herein shall be deemed to equal, and the party designated as recipient of such interest shall be entitled to receive, the maximum rate of interest permitted by law.

L. Remedies Cumulative»
: All rights and remedies of Landlord shall be cumulative and shall not be exclusive of any other rights or remedies of Landlord hereunder or now or hereafter existing at law or in equity.

M. Annual Financial Statements»
: Within ten (10) days after written request from Landlord and not more than once in any twelve (12) month period during the Term (except in the event of any Default hereunder, or a proposed or actual sale or financing of the Building, the Land or both) Tenant shall submit to Landlord an audited financial statement covering the preceding calendar year, which has been prepared in accordance with generally accepted accounting principles by an independent certified public accountant. Notwithstanding the foregoing, if Tenant is an entity that is domiciled in the United States of America, and whose securities are funded through a public securities exchange subject to regulation by the United States of America publicly traded over exchanges based in the United States and whose financial statements are readily available at no cost to Landlord, the terms of this Section 32.M. shall not apply.

N. Construction of Lease»
: There shall be no presumption that this Lease be construed more strictly against the party who itself or through its agent prepared it. Landlord and Tenant hereby agree that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease.

O. Time of the Essence»
: Time is of the essence with respect to each of Tenant’s obligations hereunder.

P. Effect of Deletion of Language»
: The deletion of any printed, typed or other portion of this Lease shall not evidence the parties' intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

Q. Authority»
: Tenant and the person executing and delivering this Lease on Tenant's behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

R. Qualified Leases»
: The parties intend that all payments made to Landlord under this Lease will qualify as rents from real property for purposes of Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (“Qualified Rents”). If Landlord, in its sole discretion, advises Tenant that there is any risk that all or part of any payments made under this Lease will not qualify as Qualified Rents, Tenant agrees (i) to cooperate with landlord to restructure this Lease in such manner as may be necessary to enable such payments to be treated as Qualified Rents, and (ii) to permit an assignment of this Lease, in each case provided such restructuring or assignment will not have a material economic impact on Tenant.

S. Prohibited Persons and Transactions
: Tenant represents and warrants that neither Tenant, nor any of its affiliates, partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not assign or otherwise transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities. Landlord represents and warrants that there exists no direct foreign ownership of the entity comprising Landlord as of the date of this Lease. Landlord represents that it will not lease space in, or sell the Property or any interest therein, to a person or entity with whom Landlord is restricted from doing business with under OFAC (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list).

T. Confidentiality
: The parties acknowledges that the terms and conditions of this Lease are to remain confidential for the benefit of both Landlord and Tenant, and may not be disclosed to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent; however, either party may disclose the terms and conditions of this Lease to its partners, attorneys, accountants, employees and existing or prospective lenders, financial partners, purchasers, or if required by Law or court order, provided all parties to whom such party is permitted hereunder to disclose such terms and conditions are advised by such party of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure).

33. LENDER APPROVAL.

If the Mortgagee fails to give its consent to this Lease, Landlord shall have the right, at its sole option, to terminate and cancel this Lease. Such option shall be exercisable by Landlord by written notice to Tenant of such termination, whereupon this Lease shall be deemed cancelled and terminated, and both Landlord and Tenant shall be relieved of any and all liabilities and obligations hereunder.

34. PARKING.

A. Use of Parking.

(1) During the Term, Tenant shall have the right to use (on a non-exclusive first-come, first-served basis) the Parking Spaces (as defined in Section 1.Q hereof) for the unreserved parking of passenger automobiles in the parking areas designated from time to time by Landlord for the use of tenants of the Building (the "Parking Lot"). Landlord reserves the right to institute either a valet parking system or a self-parking system. Tenant and its employees shall observe reasonable precautions in the use of the Parking Lot and shall at all times abide by all rules and regulations governing the use of the Parking Lot promulgated by Landlord or the operator of the Parking Lot (the “Parking Lot Operator”). The Parking Lot will remain open on Monday through Friday (excluding Holidays) and during the Building Hours. Landlord reserves the right to close the Parking Lot during periods of unusually inclement weather or for repairs. At all times when the Parking Lot is closed, monthly permit holders shall be afforded access to the Parking Lot by means of a magnetic card or other procedure provided by Landlord or the Parking Lot Operator. Tenant shall not use parking areas for repair of vehicles or for the overnight storage of vehicles. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the parking facilities or to any personal property located therein or for any injury sustained by any person in or about the parking facilities. In the event that Tenant uses less than the number of spaces provided for in this Lease at any time, Tenant’s right to use such spaces shall thereafter be decreased to the number of spaces Tenant is actually using. At Landlord’s election, Tenant shall access such Parking Lot by means of an electronic access gate currently operated by electronic access cards, and Tenant shall deposit with Landlord Twenty Dollars ($20.00) for each access card requested by Tenant; provided, however, that Tenant shall receive a number of such access cards in the same number of Parking Spaces then provided to Tenant under this Lease without charge at such time as Landlord implements such system, and thereafter Landlord shall charge Tenant the prevailing rates for any additional or replacement access cards. Landlord reserves the right to modify in any way Landlord deems appropriate the manner in which the Parking Lot is accessed during the Term.

(2) Landlord’s granting of parking rights hereunder does not create a bailment between the parties, it being expressly agreed that the only relationship created between Landlord and Tenant hereby is that of right grantor and right grantee. All motor vehicles (including all contents thereof) shall be in the Parking Lot at the sole risk of their owners and Tenant, and Landlord is not responsible for the protection and security of such vehicles. Neither Landlord nor any agent, employee or contractor of Landlord shall have any liability for any property damage or personal injury arising out of or in connection with said motor vehicles, and Tenant shall indemnify and hold Landlord and any agent, employee or contractor of Landlord harmless from and against all demands, claims, damages, costs, expenses, liabilities, or causes of action arising out of or connected with use of the Parking Lot by Tenant or by any of Tenant's employees, agents, invitees, guests, assignees, subtenants, contractors or visitors (collectively, "Tenant's Invitees"), or any acts or omissions arising out of or in connection with said motor vehicles.

(3) In its use of the Parking Lot, Tenant will follow all terms of all applicable Rules and Regulations enacted by Landlord with respect to the Building and/or the Parking Lot, shall observe reasonable safety precautions in the use of the Parking Lot, and will cause Tenant’s Invitees to do the same. Any violation of said applicable Rules and Regulations or failure by Tenant to pay parking fees will constitute a Default hereunder. Upon any such Default, in addition to Landlord’s other rights and remedies, Landlord may terminate Tenant’s rights to lease parking spaces in the Parking Lot in accordance with the terms of Section 34.A.(1). above.

(4) If: (i) all or a portion of the Parking Lot is damaged by fire or other casualty or taken by power of eminent domain or purchased in lieu thereof by any governmental authority, (ii) the insurance proceeds payable as a result of a casualty to the Parking Lot are applied to a Mortgage, or (iii) there is any material uninsured loss to the Parking Lot, Landlord may terminate Tenant’s right to lease spaces in the Parking Lot in accordance with the terms of subsection (1) above. If Landlord does not so elect to terminate such rights of Tenant pursuant to the foregoing provisions of this Section 34.A.(4), then: (1) Landlord will either (a) proceed to restore the Parking Lot (and Landlord shall have no obligation to provide any alternative parking while such restoration is being performed), or (b) not restore the Parking Lot, but provide Tenant, at Tenant’s sole cost and expense, with alternate parking throughout the remainder of the Term (if such alternative parking is reasonably available under the circumstances).

B. Rates: The Parking Spaces shall be provided to Tenant free of charge during the initial Term of the Lease.

C. No Transfers: Tenant shall not assign, sublet or transfer any Parking Spaces without Landlord’s prior written consent. Any attempted assignment, sublet, or transfer shall be void.

35. SECURITY DEPOSIT.

A. Amount and Uses: Landlord acknowledges receipt from Tenant of the Security Deposit, to be held by Landlord as security for the payment of all Rent payable by Tenant and for the faithful performance by Tenant of all other obligations of Tenant under this Lease. Said Security Deposit shall be repaid to Tenant after the termination of this Lease (or any renewal thereof), provided Tenant shall have made all such payments and performed all such obligations hereunder. Landlord shall not be required to maintain the Security Deposit in a separate account. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the prior written consent of Landlord, and any such act shall be void. Landlord may, at Landlord's option, appropriate and apply the entire Security Deposit, or so much thereof as Landlord believes may be necessary, to compensate Landlord for the payment of any past-due Rent and for loss or damage sustained by Landlord due to any Default. In the event Landlord appropriates or applies the Security Deposit in such a manner, Tenant, within five (5) days after notice thereof, shall pay to Landlord an amount sufficient to restore the Security Deposit to the original sum deposited. Tenant's failure to restore any such deficiency shall constitute a Default hereunder. In the event of bankruptcy or other debtor-creditor proceedings by or against Tenant, the Security Deposit shall be applied first to the payment of Rent due Landlord for all periods prior to the filing of such proceedings.

B. Transferability: In the event of a sale or transfer of Landlord's interest in the Building or of the interest of any successor or assign of Landlord, Landlord (or such successor or assign) shall have the right to transfer the Security Deposit to any vendee or transferee and shall thereupon be released automatically from any liability therefor. Tenant shall look solely to the transferee for the return of the Security Deposit. No Mortgagee or purchaser of any or all of the Building at any foreclosure proceeding shall (regardless of whether the Lease is at the time subordinated to the lien of said Mortgage) be liable to Tenant or any other person for any of the Security Deposit, or any other payment made by Tenant hereunder, unless Landlord has actually delivered said deposit or other such sum to such Mortgagee or purchaser. In the event of any rightful and permitted assignment of Tenant's interest in this Lease, the Security Deposit shall be deemed to be held by Landlord as a deposit made by the assignee, and Landlord shall have no liability to the assignor with respect to the return of the Security Deposit.

36. HAZARDOUS MATERIALS.

A. Definition. As used in this Lease, the term "Hazardous Material" means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "infectious wastes", "hazardous materials" or "toxic substances" now or subsequently regulated under any state, local or federal Laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act (“Environmental Rules”). Such substances, materials and wastes may include, without limitation, oil, synthetic or natural gases, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons or animals under any Environmental Rules. As defined in Environmental Rules, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any of its agents, employees, licensees, guests or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

B. General Prohibition. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in under or about the Premises, the Building, or the Land (hereinafter referred to collectively as the "Property") by Tenant or Tenant's Invitees upon full execution of this Lease, throughout the Term and following the expiration or earlier termination of this Lease. Tenant shall indemnify, defend and hold Landlord, Landlord's managing agent and all Mortgagees harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, actual and consequential damages (including without limitation, attorneys', consultants', and experts' fees, court costs and amount paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of this prohibition by Tenant or Tenant's Invitees.

C. Permitted Use. Landlord acknowledges that it is not the intent of this Article 36 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials complies with, and is properly monitored according to, all then applicable Environmental Rules. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Lease Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, treated, generated on, or released from, the Premises. Tenant is not required, however, to provide Landlord with any information on the Hazardous Materials List of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section 36 to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

D. Tenant’s Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or any governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required report to any governmental authority). If Landlord determines that this representation and warranty was false as of the date of this Lease, Tenant shall be deemed to be in Default hereunder and Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion and to pursue all applicable remedies for such Default set forth in Article 19 hereof.

E. Tests. Landlord shall have the right to conduct annual tests, or more frequently if Landlord reasonably deems it necessary, of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. If such testing determines a contamination of the Premises or the Project has occurred as a result of Tenant’s use, Tenant shall be required to pay the cost of each such test of the Premises. If Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the tests to be paid for by Tenant. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any of its agents. Landlord shall provide Tenant, upon Tenant’s written request, with a copy of all third party, non-confidential reports and tests of the Premises concerning environmental contamination made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Rules. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

F. Waste Disposal. Tenant recognizes that the Building does not contain a lab waste system. Tenant also acknowledges that any violation by Tenant of the Washington Suburban Sanitary Commission (“WSSC”) rules and regulations governing illegal discharges would cause substantial harm to the Building and the Property, and that such violation would be unlawful and constitute a Default under this Lease. Therefore, Tenant shall be solely responsible for any improper discharge or disposal by Tenant or its agents, contractors, employees, guests or invitees during Tenant’s occupancy of the Premises or any of the aforementioned parties’ access of the Premises. Tenant shall, at its sole cost and expense, test such waste prior to discharging or disposing the same and cause such waste to be disposed or discharged in accordance with WSSC regulations and any other applicable Laws.

G. Notice. In the event that Hazardous Materials are discovered upon, in, or under the Property, and any governmental agency or entity having jurisdiction over the Property requires the removal of such Hazardous Materials, Tenant shall be responsible for removing those Hazardous Materials arising out of or related to the use or occupancy of the Property by Tenant or Tenant's Invitees but not those of its predecessors. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Property or any portion thereof without first notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to protect Landlord's interest with respect thereto. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Property or any portion thereof; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened (if Tenant has notice thereof) pursuant to any laws respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Property or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Property or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises, the Property or Tenant's use or occupancy thereof.

H. Survival. The respective rights and obligations of Landlord and Tenant under this Section 36 shall survive the expiration or earlier termination of this Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises or the Building of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises), Tenant shall continue to pay the full Base Rent and Additional Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole and absolute discretion, which Rent shall be prorated on a daily basis.

37. [INTENTIONALLY OMITTED.]

38. NO RECORDATION.

Tenant shall not record or attempt to record this Lease or any memorandum hereof in any public records without the prior written approval of Landlord, which may be denied in Landlord's sole and absolute discretion. In the event that Landlord grants its approval to record this Lease or a memorandum hereof, Tenant shall pay all recordation fees, taxes and charges in connection with such recordation.

39. SIGNS.

A. General Signage Rights: Landlord will, at Landlord’s cost, list Tenant's name in the Building directory, if any, and provide Building standard signage on one suite entry door of the Premises. Except as otherwise provided herein, no other sign, advertisement or notice shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or interior of the Building (including windows and doors) without the prior written approval of Landlord, which may be granted or withheld in Landlord's sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant's expense or to require Tenant to do the same. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building.

VB Building Exterior Signage: So long as Tenant is leasing the entire Premises is not in default of this Lease, Tenant shall have the non-exclusive right to install its signage on the exterior of the Building in the location designated as Option 2 on Exhibit F attached hereto and made a part hereof (“Tenant’s Exterior Signage”), such specific location to be agreed upon by Landlord and Tenant, but only if such installation is permitted by applicable Laws. Tenant’s Exterior Signage shall not be installed unless (A) prior to the installation of any such Tenant’s Exterior Signage, Tenant shall submit to Landlord a written request for Landlord’s approval thereof, accompanied by plans depicting Tenant’s Exterior Signage, (B) Tenant’s Exterior Signage shall be of a type, style, size, color, design and method of fabrication approved by Landlord, (C) the exact location of Tenant’s Exterior Signage shall be approved by Landlord in its sole discretion, and (D) Tenant’s Exterior Signage shall comply with all applicable Laws and zoning and site plan requirements, including, but not limited to, Laws promulgated by Montgomery County, Maryland.

40. SURRENDER.

A. Surrender Plan. Upon the expiration of the Term or earlier termination of Tenant’s occupancy, Tenant shall surrender the Premises to Landlord in the same condition as the Premises were in on the Lease Commencement Date, subject to any Alterations or Installations permitted or required by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered in Sections 16 and 18 hereof excepted. At least ninety (90) days prior to the expiration of the Term or anticipated earlier termination or vacancy of the Premises by Tenant, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) that Tenant plans to perform to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of this Lease or vacancy of the Premises, free from any residual impact from Hazardous Materials (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of Tenant or its agents with respect to the Premises and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord or Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant’s use of Hazardous Materials as Landlord shall request. On or before the date of such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of this Lease, free from any residual impact from Tenant’s use of Hazardous Materials. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of all actions described therein. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

B. Landlord’s Right to Act. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant’s use of Hazardous Materials in the Premises or the Property, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Hazardous Materials, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 40.

C. Other Terms Applicable to Surrender. Tenant shall immediately return to Landlord all keys and/or access cards to the parking area, the Building, restrooms and all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, within fifteen (15) days after Landlord’s demand therefor, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. All obligations of Tenant hereunder not fully performed as of the expiration of the Term or earlier termination of this Lease shall survive the expiration of the Term or earlier termination of this Lease, including, without limitation, Tenant’s indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

41. OPTION TO EXTEND.

A. Option to Extend: Provided that Cellular Biomedicine Group, Inc., a Delaware corporation (“CBG”) is not then in default (or if a default then exists, it is cured within the applicable notice and cure period), and has not been in Default more than once during the immediately preceding two (2) year period, in each case both at the time of exercise of the Renewal Option (as hereinafter defined), and at the commencement of the Renewal Period (as hereinafter defined), and is then in occupancy of the Premises at the time of exercise of the Renewal Option, and at the time of the commencement of the Renewal Period, CBG shall have one (1) option (the “Renewal Option”) to extend the Term of this Lease for one (1) additional five (5) year period (the “Renewal Period”) after the expiration of the initial Term. The Renewal Option shall be exercisable only by written notice given by CBG to Landlord not later than nine (9) months, nor earlier than fifteen (15) months, prior to the expiration of the initial Term. In the event that CBG does not timely exercise said Renewal Option, said Renewal Option shall be null and void and of no further force or effect, time being of the essence in the exercise of said Renewal Option and it being acknowledged and agreed by CBG that Landlord shall be entitled to rely on any failure by CBG to give written notice of its exercise of its Renewal Option by the date set forth herein for such exercise thereof.

B. Renewal Option Terms. All terms and conditions of this Lease shall be applicable during the Renewal Period, except that (i) there shall be no further option to renew the Term of this Lease pursuant to this Article 40, (ii) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s occupancy, and Landlord shall not be required to make any tenant allowance or reimburse Tenant for any Alterations made or to be made by Tenant, or grant to Tenant any rent concession, except to the extent established pursuant to the determination of Prevailing Market Rent (as hereinafter defined), and (iii) the amount Base Rent charged for the Renewal Period shall be the then “Prevailing Market Rent”, which shall be the rent for comparable office and laboratory space being leased to renewal tenants in buildings which are of a size, class and location comparable to those of the Building in the North Rockville submarket of Montgomery County, Maryland, taking into account such market concessions, if any, as are then being offered to renewal tenants leasing office and laboratory space of a comparable size to the Premises in buildings which are of a size, class and location comparable to those of the Building in the North Rockville submarket of Montgomery County, Maryland; provided, however, that in no event shall the Prevailing Market Rent determined as aforesaid be deemed to be less than the Base Rent payable under this Lease during the Lease Year immediately preceding the first Lease Year of the Renewal Period. If within thirty (30) days following delivery of CBG’s notice, Landlord and CBG have not mutually agreed on the Prevailing Market Rent for the Renewal Period, then the parties shall use the following method to determine the Prevailing: within ten (10) business days after the expiration of such thirty-day period, each party shall give written notice to the other setting forth the name and address of a Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent. If either party has failed to select a Broker as aforesaid, the Prevailing Market Rent shall be determined by the Broker selected by the other party. Each Broker shall thereupon independently make his determination of the Prevailing Market Rent within twenty (20) days after the appointment of the second Broker. If the two Brokers’ determinations are not the same, but the higher of such two values is not more than one hundred five percent (105%) of the lower of them, then the Prevailing Market Rent shall be deemed to be the average of the two values. If the higher of such two values is more than one hundred five percent (105%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered. The third Broker shall independently make his determination of the Prevailing Market Rent within twenty (20) days after his appointment. The highest and the lowest determinations of value among the three Brokers shall be disregarded and the remaining determination shall be deemed to be the Prevailing Market Rent.

C. Amendment. Within thirty (30) days (subject to written extension by Landlord) after the determination of the Prevailing Market Rent as set forth above, Landlord and CBG shall execute an amendment to this Lease setting forth the terms as to the Renewal Period. If CBG shall fail to execute said amendment within such thirty (30) day period (as the same may be extended as aforesaid), then Landlord shall have the right, at Landlord’s option exercisable by written notice to CBG: (a) to cancel the exercise by CBG of its option and to offer to lease and to lease the Premises to others upon such terms and conditions as shall be acceptable to Landlord, or (b) to not cancel the exercise by CBG of its option, in which case CBG shall remain bound by the exercise thereof and CBG shall be deemed to be in default of this Lease.

D. Definition of Broker: For the purposes of this Article 41, “Broker” shall mean a real estate broker or salesperson licensed in the State of Maryland, who has been regularly engaged in such capacity in the business of commercial office and laboratory leasing in the North Rockville submarket of Montgomery County, Maryland for at least ten (10) years immediately preceding such person’s appointment hereunder. Each party shall pay for the cost of its Broker and one-half of the cost of the third Broker.

42. ROOF RIGHTS; RISER SPACE.

DD. Roof-top Equipment:

(1) Subject to the satisfaction of all the conditions in this Section 42, Tenant shall have the right to install and maintain on a proportionate share of space designated for use by tenants of the Building by Landlord on the roof of the Building (the "Rooftop Equipment Area"), without charge for use of the Rooftop Equipment Area, at a location determined by Landlord, (a) not more than one (1) satellite dish antenna, the dimensions of which shall be subject to Landlord’s reasonable approval, together with the cables extending therefrom to the Premises and (b) such items of equipment required for Tenant’s permitted use, including, but not limited to, exhaust fans, a back-up generator, and supplemental HVAC equipment, as Landlord approves pursuant to this Section 42 and Exhibit C attached hereto and subject to the limits of the Rooftop Equipment Area (collectively, the "Equipment"). Landlord shall use commercially reasonable efforts to accommodate Tenant’s request to place Equipment on the roof of the Building, provided, however, notwithstanding the inclusion of examples of the type of equipment Tenant may desire to place on the roof set forth in the preceding sentence, nothing herein shall obligate Landlord to approve such equipment or to allow Tenant to use space on the roof in excess of the Rooftop Equipment Area and Tenant’s inability to place equipment on the roof of the Building shall not create any liability on the part of Landlord whatsoever, and this Lease shall not be rendered void or voidable, as a result thereof. Tenant shall not be permitted to install any additional equipment on the roof of the Building without Landlord’s prior written consent, which shall not be unreasonably withheld, subject to the other terms and conditions of this Section. The location, size, weight, height and all other features and specifications of the Equipment and the manner of the installment of the same shall be subject to Landlord's prior written approval, which approval may be granted or withheld in Landlord's sole and absolute discretion. Notwithstanding the foregoing, Tenant shall not be entitled to install any such Equipment (i) if such installation or manner thereof would adversely affect any warranty with respect to the roof of the Building, (ii) if such installation or manner thereof would adversely affect the structure or any of the building systems of the Building, (iii) if such installation or manner thereof would require any structural alteration to the Building, (iv) if such installation would disturb the roof membrane or make any other penetration on the roof or the exterior facade of the Building other than through then-existing conduit or risers unless Landlord in its sole and absolute discretion approves in writing such structural alteration, (v) if such installation or manner thereof would violate any covenant, condition, or restriction of record affecting the Building or any applicable federal, state or local law, rule or regulation, (vi) unless Tenant has obtained and maintains at Tenant's expense, and has submitted to Landlord copies of, all permits and approvals relating to such Equipment and such installation and maintenance (including, without limitation, any permit required if a crane is necessary to place such Equipment on the roof) and timely pays all taxes and fees related thereto, (vii) unless such Equipment is white or of a beige or lighter color (or otherwise appropriately screened), (viii) unless such Equipment is installed, at Tenant's sole cost and expense, by a qualified contractor chosen by Tenant and approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, (ix) if the installation or operation of the equipment would interfere with or disrupt the use or operation of any other equipment on the roof of the Building, (x) unless Tenant obtains Landlord's prior consent, to the manner and time in which such installation work is to be done, which consent shall not be unreasonably withheld, conditioned or delayed as to the time of such installation, (xi) unless sufficient room therefor exists on the roof, as determined by Landlord in its reasonable discretion, at the time of the proposed installation, (xii) unless screened from view from the grounds adjacent to the Building in a manner and with materials acceptable to Landlord in its reasonable discretion, or (xiii) unless all required approvals and consents of all holders of Mortgages encumbering the Building are obtained. Notwithstanding the foregoing, Tenant shall not be entitled to change the location, line of sight or method of operation of any items of the Equipment if such change results in any interference with any other antenna on the roof of the Building.

(2) Prior to installation of the Equipment, Tenant shall deliver plans and specifications concerning such installation to Landlord for Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and, following Tenant’s initial installation of the Equipment, Tenant shall reimburse Landlord's actual out of pocket expenses reasonably incurred in such review. All installations, and the method of making repairs and materials to be used in connection therewith, required after the installation of the Equipment also shall be subject to Landlord's prior written approval.

(3) Tenant shall not have access to any such Equipment without Landlord's prior consent (which may be requested and given verbally by the property manager or the Building engineer in the event of an emergency), which consent shall be granted to the extent necessary for Tenant to perform its maintenance obligations hereunder and only if Tenant is accompanied by Landlord's representative (if Landlord so requests). Any such access by Tenant shall be subject to rules and regulations relating thereto established from time to time by Landlord, including, without limitation, rules and regulations prohibiting such access unless Tenant is accompanied by Landlord's representative. Landlord shall provide Tenant with such rules and regulations prior to enforcement of such rules and regulations with respect to Tenant.

(4) At all times during the Term, Tenant shall (i) maintain the Equipment in clean, good and safe condition and in a manner that avoids interference with or disruption to Landlord and other tenants of the Building and (ii) comply with all Laws and with the requirements of all public authorities and insurance companies which shall impose any order or duty upon Landlord with respect to or affecting the Equipment or wiring out of Tenant's use or manner of use thereof. During the Term of the Lease and any subsequent renewals thereof, Tenant shall pay and discharge all costs and expenses incurred by Landlord in connection with the furnishing, installation, maintenance, operation and removal of the Equipment within thirty (30) days after written demand. All repairs to the Building made necessary by reason of the furnishing, installation, maintenance, operation or removal of the Equipment or any replacements thereof (including, without limitation, any invalidation of the roof warranty due to the Equipment or Tenant's actions) shall be at Tenant's sole cost. Such maintenance shall be performed by a qualified contractor approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(5) At the expiration or earlier termination of the Term, at Landlord’s election, Tenant shall surrender all or a portion of such Equipment to Landlord together with the Premises, or Tenant shall remove any such Equipment as Landlord shall designate from the Building and surrender the Rooftop Equipment Area in good condition, ordinary wear and tear and casualty excepted. Notwithstanding the foregoing, Tenant, upon submitting its request for Landlord’s consent to the installation of any such Equipment pursuant to Section 42.A.(2) hereof, shall have the right to request therein that Landlord specify whether and to what extent Landlord will require Tenant to remove the Equipment in question at the end of the Term. If Tenant submits its request for such information in accordance with the foregoing provision and Landlord consents to the installation of such Equipment requested, Landlord shall, together with its consent, specify in writing whether and to what extent it will require Tenant to remove the Equipment in question at the end of the Term, and if Landlord fails so to specify, Tenant shall have no further obligation to remove such Equipment which was the subject of Tenant’s request.

(6) [Intentionally Omitted].

(7) It is expressly understood that by granting Tenant the right hereunder, Landlord makes no representation as to the legality of the Equipment or its installation. In the event that any federal, state, county, regulatory or other authority requires the removal or relocation of any items of the Equipment, Tenant shall remove or relocate such items at Tenant's sole cost and expense, and Landlord shall under no circumstances be liable to Tenant therefor.

(8) The Equipment may be used by Tenant only in the conduct of Tenant's customary business at the Premises. No assignee or subtenant shall have any rights pursuant to this Section 42, except that Tenant shall have the right to permit the use of such Equipment by its subtenants and assignees permitted pursuant to Section 23 of this Lease in accordance with the terms and provisions of this Section 42.A.

(9) Tenant shall maintain such insurance as is appropriate with respect to the installation, operation and maintenance of the Equipment. Landlord shall have no liability on account of any damage to or interference with the operation of the Equipment and Landlord expressly makes no representations or warranties with respect to the capacity for any items of the Equipment placed on the roof of the Building to receive or transmit signals. The operation of the Equipment shall be at Tenant's sole and absolute risk.

B. Risers. Tenant and its contractor shall be permitted non-exclusive access equal to space in the Building risers and telecommunications closets, except such risers or closets being utilized exclusively by Landlord or other users or occupants of the Building (collectively, the “Risers”), at no additional charge therefor, for the sole purpose of installing, inspecting, maintaining, repairing and replacing telecommunications cabling therein; provided, however, that Tenant’s contractor is subject to Landlord’s prior written approval. In furtherance of the foregoing, Landlord and Tenant agree as follows:

(1) Tenant shall submit to Landlord for Landlord’s review and prior written approval reasonably detailed plans and specifications showing the locations within the Risers where such cabling and equipment will be installed.

(2) Tenant shall appropriately mark and/or tag all such cabling and equipment as are required by Landlord to identify the owner and user thereof. If any such cabling and equipment are installed without Landlord’s prior written approval or without such appropriate identification, and Tenant fails to remove same within thirty (30) days after written notice from Landlord to do so, then Landlord shall have the right to remove and correct such improvements and restore the Risers to their condition immediately prior thereto, and Tenant shall be liable for all expenses incurred by Landlord in connection therewith.

(3) Tenant shall not be entitled to use or occupy a disproportionate amount of the available space in the Risers, based upon the proportion of the rentable area then comprising the Premises to the aggregate rentable office area in the Building. Landlord makes no representation or warranty that the Risers will be adequate to satisfy Tenant’s needs.

(4) Tenant and its contractor(s) shall coordinate any access to the Risers with Landlord’s property manager for the Building.

(5) If Tenant requests Landlord or its employees to provide after hours or non-standard services, Tenant shall pay to Landlord, as Additional Rent, all actual, out-of-pocket costs and expenses incurred by Landlord in connection therewith (at Tenant’s request, Landlord shall notify Tenant whether any particular service is non-standard prior to the commencement of such work by Landlord).

(6) Tenant and its contractor(s) shall conduct their work in a manner that minimizes disruption and inconvenience to other tenants and occupants of the Building.

(7) During the installation, maintenance, repair, replacement, and removal of such cabling and equipment, Tenant shall keep all public areas of the Building where such work is being performed neat and clean at all times and Tenant shall remove or cause all debris to be removed from the Building at the end of each workday.

(8) Tenant shall promptly repair, at its sole cost and expense, any damage done to the Building or to the premises of any other tenant in the Building or to any electrical, mechanical, HVAC, sprinkler, life safety and other operating system serving the Building or other Common Areas that are caused by or arise out of any work performed by Tenant or its contractor pursuant to this Section 42.

(9) Any contractor performing such work shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (it being agreed that it shall be reasonable for Landlord to withhold or deny its approval if such contractor is not properly licensed or insured, is subject to any bankruptcy proceeding, or is not a telecommunications provider which provides services to office buildings in Rockville, Maryland on a general basis).

(10) In performing such work, Tenant and its contractor shall observe Landlord’s rules and regulations regarding the construction, installation, and removal of Tenant improvements in the Building, which rules and regulations, together with any modifications thereto, shall be provided to Tenant, in writing, prior to enforcement.

(11) Tenant shall be solely responsible at its sole cost and expense to correct and to repair any work or materials installed by Tenant or Tenant’s contractor. Landlord shall have no liability to Tenant whatsoever on account of any work performed or material provided by Tenant or its contractor.

(12) Tenant shall not be required to remove any cabling and equipment installed by or on behalf of Tenant in the Risers in compliance with this Section 42.B. (whether on or after the date hereof) from the Building upon the expiration or earlier termination of this Lease.

(13) Landlord’s representative shall have the right to inspect any work performed by Tenant or its contractor at any time.

(14) All work done and materials furnished by Tenant and/or its contractor shall be of good quality and shall be performed in a good and workmanlike manner and in accordance and compliance with all applicable Laws and the other applicable provisions of this Lease.

(15) Any casualty or other damage to all or any portion of the Risers shall not affect Tenant’s obligations, duties, or responsibilities under this Lease.

C. Indemnification. Tenant agrees that, in addition to any indemnification provided to Landlord in this Lease, Tenant shall indemnify and hold Landlord, Landlord’s mortgagees, Landlord’s managing agent, and their employees, shareholders, partners, officers and directors, harmless from and against all costs, damages, claims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees and any costs of litigation) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from Tenant’s use of the Equipment or the Risers or the cabling and telecommunications equipment located therein (said use shall include, without limitation, any installation or removal of the cabling and telecommunications equipment), except to the extent caused by Landlord's gross negligence or willful misconduct. In addition, Tenant shall be liable to Landlord for any actual damages suffered by Landlord or any other tenant or occupant of the Building for any cessation or shortages of electrical power or any other systems failure arising from Tenant’s use of the Equipment or the Risers or the cabling and telecommunications equipment located therein.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

WITNESS:	LANDLORD:

IPX MEDICAL CENTER DRIVE INVESTORS, LLC, a Delaware limited liability company

By:	By:
Name:	Name:
Its:

ATTEST:	TENANT:

[Corporate Seal]	CELLULAR BIOMEDICINE GROUP, INC., a Delaware corporation

By:	By:
Name:	Name:
Title:	Its:

EXHIBIT A
PREMISES PLAN SHOWING LOCATION ON FIRST FLOOR

Equus Capital Partners

FIRST FLOOR PLAN

SCALE: 1/32" = 1'-0"

April, 11 2017

9605 Medical Center Drive

Gaudreau, Inc. ARCHITECTS | PLANNERS

A-1

EXHIBIT B
DECLARATION BY LANDLORD AND TENANT

AS TO DATE OF DELIVERY AND ACCEPTANCE OF

POSSESSION, LEASE COMMENCEMENT DATE, ETC.

THIS DECLARATION made this ______ day of ________________, 20__ is hereby attached to and made a part of the Lease dated the _____ day of _______________  , 20___ (the “Lease”), entered into by and between IPX MEDICAL CENTER DRIVE INVESTORS, LLC, a Delaware limited liability company, as Landlord, and CELLULAR BIOMEDICINE GROUP, INC., a Delaware corporation, as Tenant. All terms used in this Declaration have the same meaning as they have in the Lease.

(i) Landlord and Tenant do hereby declare that Tenant accepted possession of the Premises on the ____  day of _____________________ , 20__;

(ii) As of the date hereof, the Lease is in full force and effect, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to said date;

(iii) The Lease Commencement Date is hereby established to be _____________________, 20__;

(iv) The Rent Commencement Date is hereby established to be _____________; and

(v) The Lease Expiration Date is hereby established to be __________________________, unless the Lease is sooner terminated pursuant to any provision thereof.

WITNESS:	LANDLORD:

IPX MEDICAL CENTER DRIVE INVESTORS, LLC, a Delaware limited liability company

By:	By:
Name:	Name:
Its:

ATTEST:	TENANT:

[Corporate Seal]	CELLULAR BIOMEDICINE GROUP, INC., a Delaware corporation

By:	By:
Name:	Name:
Title:	Its:

[NOTE: NOT TO BE EXECUTED AT TIME OF EXECUTION OF LEASE]

B-1

EXHIBIT C

WORK AGREEMENT

THIS WORK AGREEMENT is hereby attached to and made part of the Office Lease dated                    , 2019, entered into by and between IPX MEDICAL CENTER DRIVE INVESTORS, LLC, a Delaware limited liability company, as Landlord, and CELLULAR BIOMEDICINE GROUP, INC., a Delaware corporation, as Tenant (the "Lease"). All terms used in this Work Agreement have the same meaning as they have in the Lease.

1. ARCHITECTURAL DESIGN SERVICES.

Tenant shall provide a space plan and completed, finished and detailed architectural drawings and specifications for all work to be provided by Tenant under Paragraph 4 hereof (the "Architectural Drawings and Specifications"), which Architectural Drawings and Specifications shall be completed at Tenant's sole cost and expense, which shall be payable out of the Tenant Allowance (as hereinafter defined) to the extent that funds are available therefrom for such purpose. All such Architectural Plans and Specifications are expressly subject to Landlord's review and written approval, which approval shall not be unreasonably withheld, conditioned or delayed with respect to any proposed work which does not affect any of the structural components of the Building or any of the Building's heating, ventilating, air conditioning, electrical, mechanical, plumbing, fire and life safety or other systems. Landlord shall grant or deny such approval in writing within ten (10) business days following Landlord's receipt of the proposed Architectural Drawings and Specifications.

2. ENGINEERING DESIGN SERVICES.

Tenant, at Tenant's sole cost and expense, which shall be payable out of the Tenant Allowance (as hereinafter defined) to the extent that funds are available therefrom for that purpose, shall provide the design services of a licensed professional engineer, to prepare complete mechanical and electrical plans and specifications, as necessary for Tenant's Work (as hereinafter defined) to be performed pursuant to Paragraph 3 hereof (the "Engineering Plans and Specifications"). Any and all such Engineering Plans and Specifications are expressly subject to Landlord's review and written approval, which approval shall not be unreasonably withheld, conditioned or delayed with respect to any proposed work which does not affect any of the structural components of the Building or any of the Building's heating, ventilating, air conditioning, electrical, mechanical, plumbing, fire and life safety or other systems. Landlord shall grant or deny such approval in writing within ten (10) business days following Landlord's receipt of the proposed Engineering Plans and Specifications.

3. TENANT'S WORK.

The Architectural Drawings and Specifications and the Engineering Plans and Specifications, as approved by Landlord, shall thereupon collectively constitute the "Tenant's Plans". Tenant shall improve the Premises in accordance with the Tenant’s Plans. The work set forth in the Tenant’s Plans is hereinafter referred to as “Tenant’s Work”. From and after the date of Landlord’s approval of the Tenant’s Plans, any changes to the Tenant’s Plans shall not be binding unless approved in writing by both Landlord and Tenant. Landlord’s approval of the Tenant’s Plans shall constitute approval of Tenant’s design concept only and shall in no event be deemed a representation or warranty by Landlord as to whether the Tenant’s Plans comply with any and all legal requirements applicable to the Tenant’s Plans and Tenant’s Work.

In the performance of Tenant’s Work, Tenant shall comply with all applicable laws, codes and regulations. Tenant shall obtain all permits, certificates and other governmental approvals from all governmental entities having jurisdiction thereover which are necessary for the prosecution and completion of Tenant’s Work. Tenant’s Work shall include, but not be limited to, the cost of all permits and governmental inspections, all architectural and engineering fees, the preparation and delivery to Landlord of a complete set of “as-built” plans showing Tenant’s Work, in hard copy and an electronic version thereof which is acceptable to Landlord (the "As-Built Plans") (which As-Built Plans shall be delivered to Landlord not later than the tenth (10th) day following the substantial completion of Tenant’s Work).

Prior to commencing Tenant’s Work, Tenant shall provide to Landlord the name and address of each contractor and subcontractor which Tenant intends to employ to perform Tenant’s Work, the use of which subcontractors and contractors shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed if (1) the contractor or subcontractor is properly licensed, (2) Landlord has had no prior experience with such contractor or subcontractor which was unsatisfactory to Landlord and (3) Landlord knows of no prior unsatisfactory experience that a third party has had with such contractor or subcontractor. Prior to the commencement of any of Tenant’s Work, Tenant shall deliver to Landlord, with respect to each contractor and subcontractor which Tenant intends to employ to perform any of Tenant’s Work, a certificate of insurance from each such contractor or subcontractor specifying Landlord as a named insured and evidencing that each such contractor or subcontractor has obtained the insurance coverages described in Section 17.B. of the Lease. Tenant shall not be obligated to use union labor in connection with Tenant’s Work.

Said contractors and subcontractors shall also comply with other reasonable industry requirements of Landlord. Tenant shall pay to Landlord a coordination fee in an amount equal to one percent (1%) of the cost of the Tenant Allowance (as hereinafter defined) (the "Coordination Fee"), which Coordination Fee shall be deducted from the Tenant Allowance to the extent that funds are available therefrom for such purpose or otherwise paid directly by Tenant to Landlord upon the substantial completion of Tenant’s Work.

4. TENANT ALLOWANCE.

Landlord shall make available for the performance of Tenant's Work, and for the other purposes hereinafter specified, an allowance (the "Tenant Allowance") in an amount equal to the product of (i) One Hundred Thirty Dollars ($130.00) multiplied by (ii) the number of rentable square feet comprising the Premises. Tenant shall perform Tenant’s Work and shall pay directly to its general contractor and other service providers and vendors the cost of performing all improvements shown and contemplated by the Tenant's Plans, including, but not limited to, the cost of all permits and governmental inspections, all architectural and engineering fees, the preparation and delivery to Landlord of the As-Built Plans, as provided in Paragraph 3 of this Work Agreement, and the Coordination Fee, all of which costs shall be payable out of the Tenant Allowance to the extent that the Tenant Allowance is sufficient for that purpose, and any excess amount of which costs shall be paid directly by Tenant; provided, however, that (i) the portion of the Tenant Allowance which may be used for cabling, moving-related costs, furniture, fixtures and equipment, consultant fees and any other soft costs shall not in the aggregate exceed an amount equal to Twelve Dollars ($12.00) multiplied by (ii) the number of rentable square feet comprising the Premises (the “Permitted Soft Costs Portion”).

Landlord shall pay the Tenant Allowance to Tenant in installments not more than once in any thirty (30) day period following Tenant’s completion of portions of Tenant’s Work and Landlord’s receipt from Tenant of (i) invoices reasonably evidencing work or services performed with respect to the portion of Tenant’s Work for which Tenant is seeking payment, (ii) receipted bills or other evidence that the aforesaid invoices have been paid in full, (iii) waivers or releases of liens from each of Tenant’s contractors, subcontractors and suppliers in connection with the work performed or materials supplied as evidenced by the aforesaid invoices, (iv) an architect’s certification that the portion of Tenant’s Work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and (v) with respect only to the payment of the final ten percent (10%) of the Tenant Allowance, the delivery of the As-Built Plans, and copies of all final inspectional sign-offs for the Tenant’s Work performed by applicable governmental authorities. Landlord shall have the right to retain ten percent (10%) of the amount of the hard costs of Tenant’s Work contained in each such request until completion of Tenant’s Work. All of the retained amounts shall be paid to Tenant upon completion of Tenant’s Work and satisfaction of the other requirements of this Exhibit C. Notwithstanding the foregoing, in the event that Tenant is retaining amounts which are at least equal to those required by the immediately preceding sentence from Tenant’s general contractor and Tenant’s payment request reflects such retainage, then Landlord shall not impose an additional retainage upon such payment request. The portion of the Tenant’s Work which shall be payable out of the Tenant Allowance for each disbursement shall be an amount equal to the portion of the Tenant’s Work which has been completed multiplied by a fraction, the numerator of which is the amount of the Tenant Allowance and the denominator of which is the total cost of Tenant’s Work as set forth in the Tenant’s contract with its general contractor for Tenant’s Work, including any change orders in determining such total amount of Tenant’s Work, and Tenant shall be obligated to pay from another source of funds the remaining costs for such portion of Tenant’s Work which are not paid for from the Tenant Allowance (in accordance with the remaining provisions of this paragraph). For example, if the total cost of Tenant’s Work is estimated to be an amount equal to One Hundred Dollars ($100.00) per square foot of rentable area comprising the Premises, and the Tenant Allowance is an amount equal to Eighty Dollars ($80.00) per square foot of rentable area comprising the Premises, then, for each disbursement of the Tenant Allowance, Landlord shall pay from the Tenant Allowance (to the extent available for such purpose), eighty percent (80%) of such costs and Tenant shall pay from another source of funds the remaining twenty percent (20%) of such costs. Prior to Landlord's disbursing any portion of the Tenant Allowance to Tenant or Tenant’s general contractor, in addition to the other requirements for disbursement set forth herein, Tenant shall provide to Landlord evidence reasonably acceptable to Landlord that all furniture, fixtures and equipment that will be incorporated into the Premises for use in the operation of the business from the Premises is being paid for from Tenant's own source of funds, is lien free and is not subject to any encumbrances or other rights of third parties whatsoever. Once Tenant has provided such evidence to Landlord of Tenant’s ownership interests in all furniture, fixtures and equipment as required by this paragraph, and provided that Tenant has obtained and delivered to Landlord lien waivers for such work together with other evidence reasonably satisfactory to Landlord that such funds have been expended by Tenant's own source of funds and not from financing from any third party, and otherwise satisfied Landlord’s reasonable requirements with respect to all Tenant’s Work as set forth herein, Landlord shall disburse the Tenant Allowance, in accordance with, and subject to, the requirements set forth herein. All Tenant's Work (including any furniture, fixtures and equipment installed as part of Tenant's Work) shall be subject to Landlord's rights as set forth in Section 19.F of the Lease. Any portion of the Tenant Allowance as to which disbursement has not been properly requested prior to the first anniversary of the Lease Commencement Date shall be deemed to have been forfeited by Tenant and shall no longer be available to Tenant. Tenant shall have no right to receive any portion of the Tenant Allowance at any time that Tenant is in default under the Lease.

5. DEMOLITION ALLOWANCE.

Tenant, as part of Tenant’s Work, shall be responsible for the demolition of certain existing improvements currently located in the Premises in accordance with Tenant’s Plans (the “Demolition Work”). The Demolition Work shall be performed by Tenant, at Tenant’s cost and expense, the cost of which may be paid from the Tenant Allowance to the extent available for such purpose; provided, however, that Landlord shall also provide Tenant with an additional allowance (the “Demolition Allowance”) in the amount of Four Dollars ($4.00) per rentable square foot in the Premises, which shall be added to the Tenant Allowance and paid subject to the same terms as are applicable to the Tenant Allowance.

6. CHANGES IN TENANT'S WORK.

Tenant shall not have the right to order extra work or change orders with respect to the construction of Tenant’s Work without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall pay for any and all increases in the actual cost of constructing Tenant’s Work occasioned by a change to the Tenant's Plans requested by Tenant.

7. VERTICAL CHASES; MONITORING PORTS FOR LAB DRAIN LINES; EMERGENCY BACK-UP PANEL.

Landlord shall provide Tenant with non-exclusive access to its proportionate share of those existing vertical chases in the Building designated by Landlord for the installation by Tenant of Tenant’s outside air and exhaust systems to be installed by Tenant as part of Tenant’s Work in accordance with this Work Agreement, which installation shall be at Tenant’s sole cost and expense, subject to reimbursement from the Tenant Allowance to the extent available for such purpose. Landlord shall expand the existing vertical chases and/or provide new vertical chases, at Landlord’s sole cost and expense, to the extent necessary to accommodate Tenant’s outside air and exhaust systems, as determined by Landlord in connection with its approval of Tenant’s Plans.

As part of Tenant’s Work, Tenant shall be permitted to connect its lab drain lines to the existing monitoring port for the Building on a non-exclusive basis, at Tenant’s sole cost and expense, subject to reimbursement from the Tenant Allowance to the extent available for such purpose. If Tenant is required by a regulatory agency to install a specific monitoring port for Tenant’s lab drain lines, such monitoring port shall be installed by Tenant, as Tenant’s sole cost and expense, subject to reimbursement from the Tenant Allowance to the extent available for such purpose, as part of Tenant’s Work in accordance with the provision of this Work Agreement.

Landlord shall provide, at Landlord’s sole cost and expense, an emergency back-up panel to service the Premises at not less than four (4) watts per square foot of space in the Premises (the “Emergency Back-Up Panel”). The Emergency Back-Up Panel shall be (i) installed and connected to by Tenant as part of Tenant’s Work, at Tenant’s sole cost and expense, subject to reimbursement from the Tenant Allowance to the extent available for such purpose, and (ii) operated (including the cost of all utilities), repaired, maintained and replaced by Tenant, at Tenant’s sole cost and expense, in accordance with Section 7.A. of the Lease.

8. LANDLORD’S LOADING AREA WORK.

On or before the Lease Commencement Date, Landlord, at its sole cost and expense, shall install LVT or other similar flooring in the Common Area hallway leading from the loading dock for the Building to the Premises and install protective corner guards through such hallway and protective kickplates on all doors leading to the Premises which are located in the Common Area hallway leading from the loading dock to the Premises. The scope of such work and the materials to be used in connection therewith shall be determined by Landlord, in its sole discretion.

[Signatures Appear on Following Page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Agreement under seal as of the day and year first above written.

WITNESS:	LANDLORD:

IPX MEDICAL CENTER DRIVE, LLC, a Delaware limited liability company

By:	By: Name: Its:

ATTEST:	TENANT:

[Corporate Seal]	CELLULAR BIOMEDICINE GROUP, INC., a Delaware corporation

By: Name: Its:	By: Name: Its:

EXHIBIT D
BUILDING/PROJECT RULES AND REGULATIONS

1.
No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the exterior of the Project or interior common areas of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved sings or lettering on doors and walls, shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

2.
No awning shall be permitted on any part of the Premises. Tenant shall not place anything against, near or on any glass partitions, doors, windows or window sills which may appear unsightly from outside the Premises and Tenant is specifically prohibited from sitting or placing anything on the window sills of the Premises. Tenant shall not obstruct any windows, doors, partitions or lights within the Premises which admit or reflect light into the hallways or other common areas of the Building. Tenant shall not attach or hand any curtains, blinds, shades, or screens used in connection with any window or door of the Premises without first obtaining the written consent of Landlord. Said curtains, blinds or shades must be of a quality, type, design and color and attached in a manner approved by Landlord.

3.
Landlord shall retain the right to control and prevent access to the Building of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building.

4.
All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord, and except as provided in the Lease or otherwise with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor or any other employee or any other person.

5.
Landlord shall furnish Tenant, free of charge, a key to each door lock in the Premises. Landlord may charge an additional amount $2 per key for additional keys requested by Tenant. Tenant shall not alter any lock or install a new additional lock or bolt in the entrance door of its Premises without written consent of Landlord. Tenant upon termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

6.
If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.

7.
Any freight elevator shall be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, furniture or other bulky property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord.

8.
Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry as provided in the Lease and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

9.
Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, mot shall Tenant bring into or keep in or about the Premises any birds or animals.

10.
Unless otherwise agreed to within the Lease, Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.

11.
Tenant shall cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any government energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from attempting to adjust controls other than room thermostats installed for Tenant’s use. Tenant shall use reasonable efforts to keep corridor doors closed, and shall close window coverings at the end of each business day.

12.
Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 8 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and Building Holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate actions.

13.
Tenant shall use reasonable efforts to close and lock the doors of the Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas, or air outlets before tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

14.
The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown thereto. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees shall have caused it.

15.
Tenant shall not sell or permit the sale at retail, of newspapers, magazines, periodicals, theatre tickets or any other goods or merchandise to the general public (except for Tenant’s members) in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building; provided, Tenant may make sales in response to telephone, telefax or internet orders received by Tenant at the Premises.

16.
Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building, except as otherwise provided in the Lease. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

17.
Tenant shall not in any way deface the Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wire. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

18.
Except as permitted in the Lease, Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord.

19.
Canvassing, soliciting and distribution of handbills or any other written material and peddling in the Building are prohibited, and each tenant shall cooperate to prevent same.

20.
Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

21.
Tenant shall store all its trash and garbage within the Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with direction issued from time to time by Landlord.

22.
The Premise shall not be used for the storage of merchandise held for sale to the general public, except for publications or for lodging or for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted by any tenant on the Premises, except that use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages or use of a microwave oven shall be permitted provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

23.
Tenant shall not use in any space or in public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicle of any kind into the Building.

24.
Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

25.
Tenant shall comply with all safety fire protection and evacuation procedures and regulations established by Landlord or any government agency.

26.
Tenant assumes any and all responsibilities for protecting the Premises from theft, robbery and pilferage.

27.
The requirements of Tenants will be attended to only upon written application to the office of the Building Manager by an authorized individual.

28.
Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or the Project.

29.
Any single delivery or shipment to the loading docks that would exceed thirty (30) minutes shall be scheduled in advance with Landlord.

EXHIBIT E
CLEANING SPECIFICATIONS

E-1

E-2

EXHIBIT F
LOCATION OF TENANT’S EXTERIOR SIGNAGE

F-1

EXHIBIT G
WORK RULES AND REGULATIONS

1.
GENERAL

A.
No work is permitted to be performed until the Construction Supervisor has received two (2) sets of the Final Plans.

B.
All modifications to the Building or to any Building systems and equipment must be compliant with Laws and approved in writing by Landlord in accordance with the Lease.

C.
Impairments to fire/life safety systems and hot work conducted during the project will be conducted in accordance with the requirements of the Landlord’s insurance loss control programs as stated in these Work Rules and Regulations.

D.
Mechanical fastening is not permitted to the existing curtain wall and or window systems.

E.
Building standard soffit is to be installed at perimeters and any areas with windows and curtain wall.

F.
In the event a window/curtain wall is removed or a penetration in the roof/walls is completed, a mold inspection/certification report will be required to be completed by the General Contractor and copies provided to Landlord.

G.
Prior to the work commencing, a building permit, and all other required trade permits must be obtained and displayed, a certificate of insurance from the General Contractor must be furnished to Landlord evidencing the insurance required by the Lease and the General Contractor has filed with Landlord its written safety plan complying with these Work Rules and Regulations. During the performance of the Tenant’s Work all inspections must be performed to satisfy permit requirements.

H.
No later than sixty (60) days after the completion of the Tenant’s Work, the General Contractor shall furnish Landlord with one set of reproducible and two (2) sets of blue-line prints showing the final as-built construction work performed together with an AutoCAD Computer Assisted Drafting and Design System (or other compatible system or medium) using naming conventions issued by the American Institute of Architects in June 1990 (or other reasonable naming convention) and magnetic computer media of such record drawings and specifications, translated into DXF format or another format acceptable to Landlord.

I.
The Construction Supervisor must be notified by the General Contractor of all work scheduled and shall be provided with a list of all personnel working on the Premises.

J.
No work is permitted to be performed between 8:00 a.m. and 6:00 p.m. which will materially disturb or materially inconvenience other tenants in the Building (e.g. core drilling, shooting track, noxious odors, etc.), except so long as there are no other tenant occupying the Building. The Construction Supervisor must pre-approve, in its reasonable judgment, any work that entails significant noise or vibration. Construction operations requiring curing of compounds that emits noxious odors must include work plan ventilation, stand-by and security as required by building operations.

K.
Before any new electrical or mechanical equipment is installed in the Building, the General Contractor must submit a copy of the manufacturer’s data sheet to the Construction Supervisor. Any structural modifications or design modifications shall be performed at Tenant’s sole cost and expense and should be included as part of the Final Plans.

L.
All carts must be furnished with pneumatic tires.

M.
Smoking is not allowed in the Building.

N.
Intentionally omitted.

O.
The General Contractor must furnish the Construction Supervisor with a list of all sub-contractors, including emergency phone and/or pager numbers prior to commencing the work.

P.
The General Contractor must provide an on-site project superintendent at all times during which construction work is in progress. This supervisor must be knowledgeable of the project’s scope of work and have adequate on-site reference materials such as plans and specifications.

Q.
All workers must be dressed appropriately when working in an occupied building. Shirts must be worn at all times.

R.
Any work that requires access to another tenant’s space must be first coordinated through the Construction Supervisor. All cost associated with security or building engineer services shall be charged to the General Contractor.

S.
Any roof related work must be performed by Landlord’s designated contractor and details for penetration of the roof must be submitted for approval in accordance with the terms of the Lease and these Work Rules and Regulations. All details will conform with manufacturer’s recommendations and be performed in a workmanlike manner so as not to void or interrupt the roof warranty.

T.
Dumping of construction debris into any portion of the Building or the Land not specifically designated for same is strictly prohibited. All rubbish refuse and debris is to be removed by a licensed hauler to regulated/licensed landfills or recovery stations.

U.
Prior to starting work, the Tenant is to provide an emergency call list to Landlord.

V.
Door and hardware specifications match the base Building standards.

W.
Tenant to provide details of fire-safe penetrations through the rated walls and floors for Landlord review and comment.

X.
The Architect and or Engineer to provide specifications for the low VOC materials to be used in the Tenant’s Work (adhesives, paints, carpet, wall covering, etc.).

Y.
Tenant to turn over the Landlord any base Building devices such as unit heaters, fire alarm, and such which are removed and not intended for re-use during the fit-out.

Z.
Utility shut downs shall be coordinated at least 14 days in advance with the Construction Supervisor.

AA.
Tenant is to coordinate and provide master keying compatible with the Building locks. This is to be submitted and approved by Landlord prior to installation of any locks.

BB.
The General Contractor shall comply with Landlord’s Mold Operation and Maintenance Plan for Contractors, a copy of which has been provided to Tenant.

CC.
The General Contractor shall comply with Landlord’s standards for low of no VOCs products, a copy of which has been provided to Tenant.

2.
LIFE SAFETY

A.
The General Contractors shall not disconnect, tamper with, delete, obstruct, relocate, or expand any life safety equipment except as indicated on approved Final Plans.

B.
The General Contractors will take necessary precautions to prevent accidental fire alarms. Any unit or device temporarily incapacitated will be red-tagged “Out of Service” and the Construction Supervisor will be alerted prior to the temporary outage.

C.
All tenant installed special fire extinguisher /alarm detection systems shall be monitored by the base Building fire alarm system.

D.
Tenant installed fire alarm initiation and notification devices operating directly from the base Building fire alarm system shall be specified by the Landlord.

E.
All connections to the Building’s existing fire alarm system are to be made only by the subcontractor specified by the Construction Supervisor.

F.
Fire alarm testing will be scheduled, if possible, at least twenty-four (24) hours in advance with the Construction Supervisor and any required governmental agent.

G.
Combustible and hazardous materials are not allowed to be stored in the Building or anywhere else on the Project without prior approval of the Construction Supervisor. Material safety data sheets on all other materials to be stored in the Building must be kept onsite and a copy submitted to the Construction Supervisor.

H.
Dust protection of smoke detectors must be installed and removed on a daily basis. Dust protection is required during construction to avoid false fire alarm. Filter media must be installed over all return air paths to any equipment rooms prior to demolition. The media must be maintained during construction and removed at substantial completion.

I.
All of the Premises is to be fully protected by automatic sprinkler systems.

J.
All systems and equipment are to be designed and installed in accordance with the current standards of the National Fire Protection Association.

K.
Any sprinkler work shall be permitted by the local municipality authority.

L.
All equipment, devices and materials used in the installation should be listed by UL and FM Approved.

M.
Connection to the base Building sprinkler/standpipe riser shall be provided with a control valve and water flow alarm device. Sprinkler systems control valves shall be UL Listed and FM Approved, clockwise closing, indicating valves with supervisory switches.

N.
The entire system shall be designed and installed in accordance with NFPA Pamphlet No. 13, 231 and 231C latest issues and local codes.

O.
The General Contractor shall comply with Landlord’s indoor air quality management plan, a copy of which has been provided to Tenant.

3.
PARKING – LOADING DOCK

A.
Neither the General Contractor nor its personnel will use loading dock area for daytime parking without first obtaining permission from the Construction Supervisor forty-eight (48) hours in advance to better assure dock availability. Unauthorized vehicle will be ticked and towed.

B.
Use of the loading dock for deliveries/trash removal must be scheduled through the Construction Supervisor.

4.
UTILITIES

A.
Utilities (i.e. electric, gas, water, telephone/cable) will not be cut off or interrupted without permission of the Construction Supervisor and affected tenants and at least forty-eight (48) hours prior notice.

5.
SECURITY

A.
When it is deemed necessary by the Construction Supervisor to temporarily issue any keys to the General Contractor, the General Contractor will be responsible for controlling possession and use of the key(s) and will return them daily to the person that issued them. Failure to return keys may result in re-keying and costs associated with re-keying will be borne by the General Contractor.

The General Contractor will be responsible for locking any area made available to the General Contractor whenever that area is unattended.